       As filed with the Securities and Exchange Commission on February 9, 2004

                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 VisiJet, Inc.
                 (Name of small business issuer in its charter)

           Delaware                         3841                   33-0838660
(State or other jurisdiction    (Primary Standard Industrial   (IRS Employer
of corporation or organization)  Classification Code Number)    Identification
                                                                   Number)

                         192 Technology Drive, Suite Q
                            Irvine, California 92618
                                 (949) 450-1660
   (Address and telephone number of registrant's principal executive offices)

                             Laurence M. Schreiber
                         192 Technology Drive, Suite Q
                            Irvine, California 92618

                               Ph. (949) 450-1660
                               Fax:(949) 453-9652
           (Name, address and telephone number of agent for service)

                         Copy of all communications to:

                                Robert J. Zepfel
                              Haddan & Zepfel LLP
                      500 Newport Center Drive, Suite 580
                            Newport Beach, CA 92660
                                 (949) 706-6000
                              Fax: (949) 706-6060

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each   Amount to Be  Proposed Maximum   Proposed Maximum   Amount of
Class of        Registered    Offering Price     Aggregate          Registration
Securities to                 Per Share (1)      Offering Price     Fee
Be Registered                                    (1)
--------------------------------------------------------------------------------
Common Stock     19,110,198      $ 1.07          $20,447,911        $2,590.75

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the closing price for the Registrant's common stock as reported on the Nasdaq OTC Bulletin Board on February 4, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                  Subject to completion, dated February , 2004

                                   PROSPECTUS

                                19,110,198 SHARES

                                  VISIJET, INC.

                                  COMMON STOCK

     This prospectus relates to the offer and sale of shares of common stock of VisiJet, Inc. by certain selling stockholders.

     Up to 3,150,000 of the shares are offered by SBI Brightline II, LLC ("SBI") and Trilogy Investment I LLC ("Trilogy"). Of these shares, 2,250,000 are to be issued within thirty days of the effective date of the Registration Statement of which this Prospectus is a part, and the remaining 900,000 shares are issuable upon exercise of certain warrants. We will receive consideration from SBI and Trilogy in connection with the sale of shares to SBI and Trilogy, and upon the exercise of warrants by SBI and Trilogy, but we will not receive any of the proceeds from the resale of shares by SBI or Trilogy.

     This prospectus also covers the sale of up to 15,960,198 shares of Common Stock now owned by other stockholders, of which 7,583,927 shares are issuable upon exercise of outstanding warrants.

     The selling stockholders may sell the shares at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices.

     SBI and Trilogy are "underwriters" within the meaning of the Securities Act of 1933 in connection with their sales of our common stock.

     Our common stock trades on the over-the-counter bulletin board under the symbol "VJET.OB." The last reported sales price for our common stock on February 4, 2004 was $1.07 per share.

     Investment in the common stock offered by this prospectus involves a high degree of risk. You may lose your entire investment. Consider carefully the "risk factors" beginning on page 4 of this prospectus, before investing.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                The date of this prospectus is ___________ 2004.

     The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

     You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                Table of Contents

                                                                          Page
                                                                          ----
    Prospectus Summary                                                      3
    Summary Historical Financial Information                                4
    Risk Factors                                                            4
    Use of Proceeds                                                        10
    Nature of Trading Market                                               10
    Dividend Policy                                                        10
    Capitalization                                                         10
    SBI Stock Purchase Agreement                                           11
    Trilogy Stock Purchase Agreement                                       11
    Plan of Operation                                                      13
    Business                                                               14
    Legal Proceedings                                                      19
    Management                                                             20
    Executive Compensation                                                 22
    Security Ownership of Certain Beneficial Owners and Management         23
    Certain Relationships and Related Transactions                         24
    Description of Securities                                              25
    Shares Eligible for Resale                                             25
    Selling Stockholders                                                   26
    Plan of Distribution                                                   30
    Legal Matters                                                          32
    Experts                                                                32
    Where You Can Find Additional Information                              32
    Financial Statements                                                   33

                               PROSPECTUS SUMMARY

     This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "risk factors," and our financial statements and the accompanying notes.

VISIJET, INC.

     VisiJet, Inc. ("VisiJet" or "the Company") is engaged in the development and marketing of ophthalmic surgery products, principally based on applications of waterjet technology, designed to result in faster, safer and more efficacious surgery in the two largest surgical markets in the world, laser eye surgery and cataract surgery.

STOCK PURCHASE AGREEMENTS WITH SELLING STOCKHOLDERS

     On January 9, 2004, we entered into two stock purchase agreements. Under the agreement with SBI Brightline II, LLC, SBI will purchase 1,125,000 shares of our common stock for an aggregate purchase price of $2.25 million, and will receive warrants to purchase up to 900,000 shares at an average exercise price of $2.00 per share. Under the agreement with Trilogy Investment I LLC, Trilogy will purchase 1,125,000 shares of our common stock for an aggregate purchase price of $2.25 million. Both purchases are to take place in three stages, all within 30 days after the effective date of a Registration Statement filed by us with the Securities and Exchange Commission.

     This prospectus relates to the resale, by SBI and Trilogy, of the shares of common stock to be purchased by them from us. It also relates to the resale of our shares by certain other stockholders who acquired shares in private offerings.

THE OFFERING

Shares Offered by SBI               Up to 1,125,000 shares that will be acquired
                                    by SBI pursuant to the stock purchase
                                    agreement between us and SBI, and up to
                                    900,000 shares of Common Stock that may be acquired by SBI upon the exercise of warrants

Shares Offered by Trilogy           Up to 1,125,000 shares that will be acquired
                                    by Trilogy pursuant to the stock purchase agreement between us and Trilogy

Shares Offered by Other
  Stockholders                      Up to 8,376,271 shares held by other
                                    stockholders, and up to 7,583,927 shares that may be acquired by other stockholders upon the exercise of outstanding warrants

Use of Proceeds                     We will not receive any proceeds from the
                                    sale by SBI or by Trilogy of shares in this offering. We will receive proceeds from the sale of shares to SBI and Trilogy pursuant to the stock purchase agreements with each of them. We may also receive proceeds from the exercise of warrants to be issued to SBI, if and to the extent they are exercised. We may also receive proceeds from the exercise of warrants held by the other selling stockholders, if and to the extent they are exercised.

                                    We expect to use such proceeds for working capital and for other general corporate purposes, including research and product development and sales and marketing. We will receive no proceeds from sales of shares by the other stockholders.

Risk Factors                        An investment in our common stock involves a
                                    high degree of risk and could result in a loss of your entire investment.

OTC Symbol                          VJET.OB

OFFICES

     Our offices are located at 192 Technology, Suite Q, Irvine, California 92618. Our telephone number is (949)450-1660 and our website is:
www.visijet.com. The information on our website is not part of this prospectus.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following table presents summarized financial information as of and for the nine months ended September 30, 2003 and as of and for the fiscal years ended December 31, 2002, and 2001. The information is extracted from the consolidated financial statements presented elsewhere in this prospectus and in previous filings and should be read in conjunction therewith.

                                            For the Fiscal Year Ended
                        For the Nine               December 31,
                        Months Ended               -----------
                     September 30, 2003         2002        2001
                     ------------------         ----        ----
                        (Unaudited)

Operating Data:

Net (loss) per share   $      (.15)         $     (.16)   $     (.26)

Weighted average
  shares outstanding    18,707,993           7,811,809     5,784,697

                            As of                As of December 31,
                      September 30, 2003          2002        2001
                      ------------------          ----        -----
                         (Unaudited)

Balance Sheet Data:

Current assets          $   224,571           $       960    $     4,340
Total assets                323,456                48,403        108,881
Current liabilities       1,772,120             2,687,967      1,224,074
Total liabilities         1,897,376             2,792,134      1,632,423
Stockholders' equity
  (deficiency)           (1,573,920)           (2,743,731)    (1,523,542)

                                  RISK FACTORS

     Please consider the following risk factors together with the other information presented in this prospectus, including the financial statements and the notes thereto, before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

WE ARE A NEW BUSINESS WITH A LIMITED OPERATING HISTORY AND NO REVENUES TO DATE

     We are a development-stage company with limited prior business operations and no revenues. We are presently engaged in the development of certain ophthalmic surgical products. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, our efforts have been allocated primarily to the following:

     *     organizational activities;
     *     developing a business plan;
     *     obtaining interim funding;
     * conducting research and working toward the development of our products; and
     *     seeking regulatory approvals for our products

     In order to establish ourselves in the ophthalmic surgery device market, we are dependent upon continued funding and the successful development and marketing of our products. You should be aware of the increased risks, uncertainties, difficulties and expenses we face as a research and development company and that an investment in our shares may be worthless if our business fails.

WE HAVE GENERATED NO REVENUES AND IF WE ARE UNABLE TO GENERATE SUFFICIENT REVENUES IN THE FUTURE, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS.

     We are still in the development stage, and have not yet generated revenues. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated research and developmental expenses, employment costs, and administrative expenses. We cannot assure our stockholders that our proposed business plans, as described in this prospectus, will materialize or prove successful, or that we will ever be able to finalize development of our products or operate profitably. If we cannot operate profitably, you could lose your entire investment.

WE ARE DEPENDENT ON RAISING ADDITIONAL CAPITAL. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, OUR BUSINESS MAY FAIL OR OUR OPERATING RESULTS AND OUR STOCK PRICE MAY BE MATERIALLY ADVERSELY AFFECTED.

     Because we are a development stage company and have no revenues, we need to secure adequate funding. If we are unable to obtain adequate funding, we may not be able to successfully develop and market our products and our business will most likely fail. The funds that we raise by selling stock to SBI and Trilogy under the stock purchase agreements may not be sufficient to carry out all of the plans described in this prospectus or to fund our operating losses until we are able to generate enough revenues to sustain our business. We do not have firm commitments for additional financing. To secure additional financing, we may have to borrow money or sell more stock, which may reduce the market value of our stock. We may be unable to secure additional financing on favorable terms or at all.

     Selling additional stock, either privately or publicly, could dilute the equity interests of our stockholders. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations, which would have a material negative effect on operating results and most likely result in a lower stock price.

WE HAVE A HISTORY OF LOSSES AND A LARGE ACCUMULATED DEFICIT AND WE EXPECT FUTURE LOSSES THAT MAY CAUSE OUR STOCK PRICE TO DECLINE.

     For the fiscal years ended December 31, 2002 and 2001, we incurred net losses of $1,226,676 and $1,475,173, respectively, and for the nine months ended September 30, 2003 we incurred a net loss of $2,886,090. We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Any of these factors could cause our stock price to decline and result in you losing all or a portion of your investment.

OUR INABILITY TO RETAIN AND ATTRACT KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     We believe that our future success will depend on the abilities and continued service of certain of our senior management and executive officers, particularly our president and those persons involved in the research and development of our products. If we are unable to retain the services of these persons, or if we are unable to attract additional qualified employees, researchers and consultants, we may be unable to successfully finalize and eventually market our ophthalmic surgical devices and other products being developed, which will have a material adverse effect on our business.

OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT RESULT IN COMMERCIALLY VIABLE PRODUCTS WHICH COULD RESULT IN A DECLINE OF OUR STOCK PRICE AND A LOSS OF YOUR INVESTMENT.

     Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or salable products. We have set forth in this prospectus our proposed research and development program as it is currently conceived. We cannot assure you, however, that this program will be accomplished in the order or in the time frame set forth. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable products from our technologies. Also, some of our research and development efforts are aimed at technology that facilitates LASIK surgery; if LASIK were to be replaced by another technology or procedure, certain of our products may become obsolete. If we are not successful in developing commercially viable products or if such products become obsolete, our ability to generate revenues from our technologies will be severely limited. This would result in the loss of all or part of your investment.

WE MAY NOT BE ABLE TO DEVELOP A MARKET FOR OUR TECHNOLOGY, WHICH WOULD MOST LIKELY CAUSE OUR STOCK PRICE TO DECLINE.

     The demand and price for our technology and related products will be based upon the existence of markets for the technology and products and the markets for products of others, which may utilize our technology. The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our technology and products when compared to alternative technologies, which may be conventional or heretofore unknown. If the technology or products of other companies provide more cost-effective alternatives or otherwise outperform our technology or products, the demand for our technology or products maybe adversely affected. Our success will be dependent upon market acceptance of our technology and related products. Failure of our technology to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration. This would likely cause our stock price to decline.

IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY IN THE COMPETITIVE OPHTHALMIC SURGICAL DEVICE INDUSTRY, OUR FUTURE GROWTH AND OPERATING RESULTS WILL SUFFER.

     Our future success depends on our ability to compete effectively with other manufacturers of ophthalmic surgical devices, including major manufacturers of microkeratomes. We are a research and development company engaged exclusively in developing our initial products. We have not yet brought our first product to market, and have no revenue from operations. As a result, we may have difficulty competing with larger, established surgical device companies. Most of our potential competitors are established, well-known companies that have:

     * substantially greater financial, technical and marketing resources;
     *     larger customer bases;
     *     better name recognition;
     *     related product offerings; and
     *     larger marketing areas.

     Companies such as VISX, Alcon, Bausch & Lomb, LaserSight, and Nidek are major international providers of ophthalmic surgical devices relating to LASIK and cataract surgery. These companies represent a wide array of devices and products, technologies and approaches. Most of these companies have more resources than we do and, therefore, a greater opportunity to develop comparable products and bring those products to market more efficiently than we. If we do not compete effectively with current and future competitors, our future growth and operating results will be adversely affected.

WE MAY NOT BE ABLE TO OBTAIN NECESSARY GOVERNMENT APPROVAL TO MARKET OUR TECHNOLOGY, WHICH WOULD MOST LIKELY CAUSE OUR STOCK PRICE TO DECLINE AND OUR BUSINESS TO FAIL.

     We must obtain the approval of the U.S. Food and Drug Administration in order to market our products in the United States and certain other countries. If these approvals are not obtained, or are significantly delayed, our ability to generate revenues from sales in the United States and these other countries may be adversely affected and our development and marketing efforts inhibited. This would most likely cause our stock price to decline and result in the loss of all or part of your investment.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND WE MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS. OUR INABILITY TO PROTECT OUR RIGHTS COULD IMPAIR OUR BUSINESS AND CAUSE US TO INCUR SUBSTANTIAL EXPENSE TO ENFORCE OUR RIGHTS.

     Proprietary rights are critically important to us. Although we have exclusive licenses to 14 U.S. patents and 3 foreign patents for our waterjet technology and we intend to aggressively pursue additional patent protection for our technologies as we continue to develop them, we cannot assure you that any additional patents will be issued. Although we will seek to defend our licenses and to protect our other proprietary rights, our actions may be inadequate to protect our patents and other proprietary rights from infringement by others, or to prevent others from claiming infringement of their patents and other proprietary rights.

     Policing unauthorized use of our technology is difficult and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

WE ARE INVOLVED IN LITIGATION WITH SURGIJET, INC., THE OWNER OF THE PATENTS WE LICENSE, AND WITH CERTAIN PRINCIPALS OF SURGIJET.

       We license the technology underlying our principal products from SurgiJet, Inc. ("SurgiJet"), our former parent company. We are engaged in litigation with SurgiJet arising out of amounts alleged to be owed to SurgiJet and its affiliates. These amounts include a $400,000 Promissory Note issued by us to SurgiJet, as well as certain expenses incurred by our former officers and directors, some of whom continue in management positions with SurgiJet. SurgiJet has filed a cross-complaint against us, alleging breach of the merger agreement between VisiJet and its predecessor, as well as breach of the SurgiJet note and other payment obligations. The cross-complainants in the action seek damages and rescission of the merger agreement.

     The litigation could have several serious repercussions on us. First, if SurgiJet and its affiliates were able to obtain judgments for the amounts allegedly owed, we might be unable to satisfy the judgments out of our liquid assets, which could force us to sell assets to satisfy the obligations. Second, if the plaintiffs were able to succeed in rescinding the merger, it's unclear how this would affect our company and its stockholders. Third, since SurgiJet is the owner of the patents covering the technology used in our products, it is likely that the litigation will adversely affect our overall relationship with SurgiJet, which could hinder our ability to develop additional products based on the technology.

THE "PENNY STOCK RULE" COULD MAKE IT DIFFICULT FOR BROKERS AND DEALERS TO TRADE IN OUR STOCK, WHICH COULD CAUSE THE MARKET FOR OUR STOCK TO BE LESS LIQUID, WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

     Trading of our common stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker dealer to:

     * make a special suitability determination for purchasers of our shares;

     * receive the purchaser's written consent to the transaction prior to the purchase; and

     * deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

     Consequently, penny stock rules may restrict the ability of broker- dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

OUR STOCK PURCHASE AGREEMENTS WITH SBI AND TRILOGY, THE ISSUANCE OF SHARES TO SBI AND TRILOGY AND THE REGISTRATION OF PREVIOUSLY RESTRICTED SHARES HELD BY OTHER STOCKHOLDERS MAY CAUSE SIGNIFICANT DILUTION TO OUR STOCKHOLDERS AND MAY HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

     The resale by SBI and Trilogy of the common stock that they purchase from us, or by the other stockholders of their previously restricted shares, including any shares issuable upon exercise of the warrants, will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we sell to SBI and Trilogy (including the warrant shares) will be available for immediate resale, the mere prospect of our sales under the stock purchase agreements could depress the market price for our common stock. The issuance of shares to SBI and Trilogy will dilute the percentage of our shares held by existing stockholders and could have an adverse effect on the market price of our common stock.

     The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

OUR COMMON STOCK HAS EXPERIENCED IN THE PAST, AND IS EXPECTED TO EXPERIENCE IN THE FUTURE, SIGNIFICANT PRICE AND VOLUME VOLATILITY, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU PAY FOR THE SHARES.

     Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. During 2003, and through the date of this prospectus, our common stock was sold and purchased at prices that ranged from a high of $2.41 to a low of $0.94 per share. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

     The price of our stock that will prevail in the market after this offering may be higher or lower than the price you pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

     *     variations in our quarterly operating results;
     * our ability to complete the research and development of our technologies;
     *     the development of a market for our products;
     *     changes in market valuations of similar companies;
     * announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
     * loss of a major customer or failure to complete significant transactions;
     *     additions or departures of key personnel; and
     *     fluctuations in stock market price and volume.

     Additionally, in recent years the stock market in general, and the Over-the-Counter Bulletin Board and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

     In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors such as:

     *     continued development of our technology;
     *     dependence on key personnel;
     *     competitive factors;
     *     the operation of our business; and
     *     general economic conditions.

     The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our f actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares in this offering by the selling stockholders, including SBI and Trilogy. We will receive proceeds from the sale of shares to SBI and Trilogy pursuant to the stock purchase agreements. We will also receive proceeds from the exercise of the warrants to be issued to SBI, if and to the extent they are exercised. We may also receive proceeds from the exercise of warrants held by other selling stockholders. We expect to use such proceeds for working capital, for repayment of outstanding accounts payable and for other general corporate purposes, including research, product development and sales and marketing.

                            NATURE OF TRADING MARKET

     Our stock is quoted on the OTC Bulletin Board under the symbol "VJET.OB." Until February 2003 the public entity was an inactive, "shell" company, and so prices before that date may not be indicative of value. The following table sets forth, for the fiscal quarters indicated, the high and low bid prices. These quotations reflect inter-dealer prices, without mark- up, mark-down or commission, and may not represent actual transactions.

         Quarter Ended                               High           Low
         -------------                               ----           ---

         2002:

         First Quarter                            $    .85        $    .85
         Second Quarter                           $   1.78        $    .86
         Third Quarter                            $   1.45        $    .77
         Fourth Quarter                           $   1.45        $   1.12

         2003:

         First Quarter                            $   2.41        $   1.22
         Second Quarter                           $   1.71        $    .94
         Third Quarter                            $   1.60        $   1.05
         Fourth Quarter                           $   1.65        $   1.10

     Our shares are held by approximately 174 stockholders of record.

                                 DIVIDEND POLICY

     We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

                                 CAPITALIZATION

     The following table sets forth our capitalization (unaudited) as of September 30, 2003. You should read this information in conjunction with our financial statements and the accompanying notes, and the other financial information appearing elsewhere in this prospectus.

Long-term debt                                 $    125,256
                                               =============

Stockholders' deficit:
  Common stock, $.001 par value
    Authorized, 50,000,000 shares
    Issued and outstanding,
    21,087,670 shares                          $     21,088
  Additional paid-in capital                      7,108,148
  Accumulated deficit                            (8,703,156)
                                               -------------
  Total Stockholders' Deficit                  ($ 1,573,920)
                                               =============

                            STOCK PURCHASE AGREEMENTS

     On January 9, 2004, we entered into two stock purchase agreements. Under the agreement with SBI Brightline II, LLC, SBI will purchase 1,125,000 shares of our common stock for an aggregate purchase price of $2.25 million, and will receive warrants to purchase up to 900,000 shares at an average exercise price of $2.00 per share. Under the agreement with Trilogy Investment I LLC, Trilogy will purchase 1,125,000 shares of our common stock for an aggregate purchase price of $2.25 million. Both purchases are to take place within thirty days after the effective date of the Registration Statement filed by us with the Securities and Exchange Commission.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     We were formerly known as Ponte Nossa Acquisition Corp. ("PNAC"), a Delaware corporation incorporated in 1997. Ponte Nossa was originally organized for the purpose of acquiring an interest in a suitable operating business. In February 2003, Ponte Nossa merged with VisiJet, Inc. and changed its name to VisiJet, Inc. As a result of this transaction, we succeeded to all the assets and operations of VisiJet, and we are continuing the business of VisiJet. Since this transaction was in substance a recapitalization, similar to a reverse acquisition, of VisiJet and not a business combination, a valuation was not performed and no goodwill was recorded.

NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2002

     We had no sales revenues to report for the nine months ended September 30, 2003 and 2002. The net loss year to date for 2003 was $2,886,090, compared to $811,563 during the same period for 2002. The significantly larger loss in 2003 resulted principally from increased general, administrative and salary expenses associated with operating the business immediately after the merger, higher legal and consulting expenses incurred in completing the merger, and increased research and development expenses as we move to commercialize our products following the merger.

     General and administrative expenses increased to $2,054,912 for the nine months of 2003, compared to $452,029 during the same period for 2002. The increase is due principally to administrative and salary expenses, legal and accounting fees, and costs associated with the merger.

     Research and development expenses totaled $876,878 for the first nine months of 2003, compared to $296,896 for the same period last year. The increase is primarily due to additional research and development activity that had been deferred for lack of funding, but has resumed with the funding available immediately after the merger and associated financing.

     We reported a gain on debt restructuring of $90,303, as a result of the modification of terms for the interest on a note payable to SurgiJet, our former parent company. The accrued interest on the old note at February 11, 2003 was $139,955. As a result of the replacement note, VisiJet recorded a $90,303 gain on the difference between total interest expense of $49,652 on the new note and total accrued interest of $139,955 from the old note. We will continue to amortize the remaining $49,652 of the accrued expense as the note is paid down according to the new terms.

FISCAL YEAR 2002 COMPARED TO FISCAL YEAR 2001

     We had no sales revenues to report for 2002 or 2001, as our operations consisted primarily of financing activities and research, development and testing activities related to our ophthalmic surgery products. Our net loss in 2002 decreased to $1,226,676, from $1,475,173 in 2001. The decreased net loss in 2002 occurred through a combination of lower research and development expenses and increased general and administrative expenses.

     Research and development expenses decreased to $294,736 during 2002, compared to $957,665 during 2001. This decrease is primarily due to the deferral of research and development activities that occurred in 2002 as a result of limited financial resources, and increased focus by management on financing and corporate restructuring activities.

     General and administrative expenses increased to $751,717 in 2002, from $458,773 in 2001. This increase is primarily due to increased legal, accounting, administrative and consulting fees incurred in connection with continued financing and corporate restructuring efforts.

     Other expense in 2002 totaled $179,423, and included $131,319 of interest expense and $48,104 related to a loss on disposal of asset. In 2001 other expense, which consisted solely of interest totaled $57,935. The increase in interest expense during 2002 occurred as a result of additional note payable agreements entered into during the 2002 period.

LIQUIDITY AND CAPITAL RESOURCES

     The principal source of liquidity has been the sale of securities and the issuance of notes payable. As of September 30, 2003, VisiJet had cash and cash equivalents of $119,904.

     During 2002 VisiJet entered into various note payable agreements with PNAC, in the aggregate principal amount of $643,358, to provide funding to VisiJet in anticipation of the pending merger agreement between the two companies. Upon consummation of the merger in February 2003, the notes payable were cancelled.

     During 2002 VisiJet entered into a note payable agreement with DentaJet, Inc., a corporation related through common stockholders, under which the company received a net amount of $133,518. According to the terms of the note, principal plus interest at an annual rate of 10% was due and payable upon completion of the merger between VisiJet and PNAC. Currently, the balances due in connection with this note are being contested by VisiJet and are a component of the pending litigation between the parties.

     During 2002 the Company received advances from a stockholder in the aggregate amount of $19,000. Based on an agreement with the Company, interest on these advances is accruing at an annual rate of 10%. Currently, the balances due in connection with this note are being contested by the Company and are a component of the pending litigation between the parties.

     During 2003 we raised an aggregate of $4,275,000, less offering expenses of $213,700, resulting in net private placements of $4,061,300.

     In January 2004, VisiJet entered into two stock purchase agreements, under which we expect to receive gross proceeds of $4,500,000. If warrants to be issued under those agreements are exercised, we could receive additional proceeds of up to $1,800,000. These funds will be used for working capital, to repay outstanding accounts payable and for other general corporate purposes, including research, product development and sales and marketing.

PLAN OF OPERATIONS

     VisiJet is engaged in the research and development of ophthalmic surgery products, principally based on applications of waterjet technology. We plan to continue in the development and eventual marketing of ophthalmic surgery products based on applications of the waterjet technology, designed to result in faster, safer and more efficacious surgery in the two of the largest surgical markets in the world, laser eye surgery and cataract surgery.

     During the next twelve months, we plan to conduct research and development activities related to the following products:

              1). HydroKeratome
                  - a corneal cutting device that produces a bladeless flapcut for the LASIK procedure resulting in a safer more accurate cut.

              2). Pulsatome
                  - an emulsification device for the quick and safe removal of a full range of cataract hardnesses, with a lower cost per procedure and requiring minimal technical expertise.

              3). HydroRefractor
                  -a potential replacement for the excimer laser, to produce lamellar flaps and "power cuts" for vision correction using waterjet technology.

              4). New Products/Product Extensions
                  -we plan to continue research and development efforts on other medical applications of our waterjet technology, and to identify and license/acquire other technology and/or products that offer complements and extensions to our ophthalmic surgery product line.

                 In addition, during this period, we plan to increase sales and marketing activities in connection with the anticipated product launch of HydroKeratome.

PROPERTY, PLANT AND EQUIPMENT

     The planned research and development activities and the expansion of marketing and administrative support will require additional expenditures for property, plant and equipment within during the next twelve months.

     The following is a schedule of anticipated purchases of property, plant and significant equipment, along with estimated expenditures:

                  1). Lab, inspection, test equipment        $   176,000
                  2). Furniture & fixtures                       389,000
                  3). Facilities Equipment                        97,500
                  4). Computers                                  250,000
                  5). Software                                   263,000
                                                             ------------
                  Total anticipated capital expenditures:    $ 1,175,000

EMPLOYEE ADDITIONS

     We anticipate hiring approximately 30 additional employees during the next twelve months to support anticipated company growth and increased emphasis on sales, marketing, distribution and customer training/support. All such planned additions are contingent on obtaining sufficient funding.

                                  BUSINESS

COMPANY BACKGROUND AND SUMMARY

     VisiJet was incorporated on February 2, 1996, to develop and distribute medical products.

     In December 2002 VisiJet entered into a merger agreement with Ponte Nossa Acquisition Corp., a Delaware corporation ("the Merger") that had been incorporated as a blank check company in 1997. The agreement called for the merger of the two companies into a single company through the merger of an acquisition subsidiary, VisiJet Acquisition Corporation, into VisiJet. The merger was consummated on February 11, 2003, and immediately thereafter, VisiJet was merged into Ponte Nossa Acquisition Corp., and the surviving company's name was changed to "VisiJet, Inc."

     We are engaged in the development and marketing of ophthalmic surgery products based initially upon applications of waterjet technology, designed to result in faster, safer and more efficacious surgery in the two largest surgical markets in the world, laser eye surgery and cataract surgery.

     We have focused our efforts toward bringing to market two products, with different applications and markets. First, the HydroKeratome(R) is a device that utilizes waterjet technology to cut the corneal flap immediately prior to applying an excimer laser in laser eye surgery to correct myopia, hyperopia and astigmatism. Second, the Pulsatome(R) utilizes waterjet technology to remove the cataractous human crystalline lens in the eye during cataract surgery. We believe our proprietary waterjet surgical devices will result in a highly effective method for surgical procedures, with a potentially significant impact on the ophthalmic market. Microsurgery and minimally invasive surgery were pioneered in ophthalmology, and cataracts are now removed in minutes utilizing microscopes, with minimally invasive products and techniques that are constantly being refined and upgraded. More recently, the refractive surgery market has experienced a growth phase with the advent of vision correction through the LASIK procedure, which involves cutting a corneal flap with a microkeratome prior to ablation of stromal tissue with an excimer laser.

WATERJET TECHNOLOGY

     Waterjet technology is an established method for precision cutting of materials in a variety of industrial applications. It uses the principle of pressurizing water to extremely high levels, and allowing the water to escape in a controlled manner through a very small opening, or orifice. Water jets use the high pressure beam of water exiting the orifice to cut various materials, including tile, wood, plastic, metal, and stone. In general, industrial applications of waterjet technology are used in place of a laser or other device when the "cut" needs to be quicker, cleaner, and with minimum distortion and temperature increase.

     Until recently, medical applications of waterjet technology have been limited. VisiJet plans to implement a proven industrial technology in the surgical environment, with added precision, control, miniaturization, and safety.

     VisiJet holds an exclusive license with respect to the ophthalmic applications of a series of U.S. and foreign patents relating to the waterjet technology. The technology uses a pneumatic-hydraulic pressure intensifier to produce a collimated high pressure water beam that is approximately the diameter of a human hair. This self-cleaning, eversharp "hydro-laser" can cut through tissue at 12mm (.5 inch) per second. The hydraulics are controlled by an embedded central processing unit with displays, gauges, controls, aspiration and irrigation fluidics familiar to ophthalmic surgeons.

MARKETS

THE REFRACTIVE SURGERY MARKET

     Our products assist in surgical procedures relating to the cornea. The cornea is the clear window that provides most of the focusing power of the vision system of the eye, as well as allowing light into the eye. The anterior surface of the cornea is covered with a thin layer called the epithelium. The epithelium is covered with a liquid tear film.

     Physicians generally treat vision disorders by prescribing eyeglasses or contact lenses or through ophthalmic surgery, all of which compensate for or correct the vision error. The principal surgical techniques available to treat vision disorders are radial keratotomy ("RK"), Photo Refractive Keratectomy ("PRK")/LASIK and Refractive Lamellar Keratoplasty ("RLK"). In RK, PRK/LASIK and RLK, the object of the surgery is to change the shape of the anterior corneal surface and to eliminate or reduce refractive error. An additional objective is to minimize lens aberrations to improve visual acuity, which is not possible with eyeglasses or contact lenses.

     The refractive surgery market in its current form began in late 1995 when the FDA approved the first excimer laser for PRK. Before 1995 refractive surgery was conducted by various manual, non-laser techniques, the most popular of which was RK. In RK, the surgeon uses a diamond knife to make radial incisions in the cornea to flatten it. This technique, and others like it, is highly dependent on the surgeon's skill, and often produces mixed results.

     By contrast, in PRK utilizing the excimer laser, the computer-controlled laser is programmed to remove the specified amount of corneal tissue with precision, delivering a consistent outcome. In spite of its inherent accuracy and predictability, PRK was not widely accepted by patients, because it uses the laser to burn away the most sensitive top layers of the cornea. Patients undergoing PRK often experienced considerable pain, and were left with a persistent cloudiness of the cornea for days or weeks. PRK generally met the clinical expectations of the surgeon, but failed to satisfy the patient's desire for comfort and rapid recovery. For this and other reasons, PRK failed to attain broad market acceptance.

     In late 1996 many ophthalmic surgeons started utilizing a new procedure, Laser In Situ Keratomileusis ("LASIK"), which addressed many of the negative aspects of PRK from the patient's standpoint, while preserving the accuracy of PRK. LASIK utilizes a microkeratome, which is a mechanically driven razor to create a flap in the surface of the cornea. After creation of the flap, the excimer laser is used on the exposed internal tissue, called the stroma, underneath the flap. The excimer laser emits ultraviolet light in very short, high-energy pulses and ablates part of the corneal surface according to a prescribed spatial pattern, changing the curvature of the anterior corneal surface. The laser removes a predetermined amount of tissue to achieve the desired correction, and the hinged flap is reset as closely as possible to its original position, where it adheres to the underlying stroma. The adherence increases over a period of many months. The patient's vision is significantly improved within minutes of surgery.

     Because the laser energy is used on the less sensitive inner tissue of the cornea, the patient experiences very little pain after surgery and there is generally no clouding of the corneal surface. The patient is usually able to return to normal function the next day with immediate vision improvement.

     The LASIK procedure gained broad market acceptance very quickly. Currently, over 90% of refractive laser procedures in the U.S. are LASIK procedures. The success of LASIK in meeting both surgeon and patient needs has been the principal factor in the dramatic growth in the refractive surgery market in recent years. By the end of 2002 there were an estimated 1,210 excimer lasers in service in the United States and at least 1,500 lasers outside of the U.S.

THE CATARACT SURGERY MARKET

     The U.S. cataract surgery market is a relatively mature market. However, the general aging of the population is a positive demographic trend, as cataracts are a condition that generally afflicts older persons. Currently, there are approximately 2.4 million surgical procedures for cataracts performed each year, making it the largest volume procedure in all of surgery. The worldwide cataract market is about 165% of the U.S. market and growing at over twice the U.S. rate. This growth outside of the U.S. is due primarily to a later start and slower adoption of modern surgical techniques developed in the U.S. In addition, health insurance or governmental reimbursement for cataract surgery has not been common outside the United States. In the Third World, cataracts are the leading cause of blindness, a completely curable condition with current technology. We believe that our products for cataract surgery may overcome some of the barriers to expanded cataract surgery for this potential market.

THE COMPANY'S PRODUCTS

     Although each of our waterjet products has a different application, they share certain basic characteristics. Each of the waterjet products consists of a modular console with an intensifier and a hand piece. The modular unit is attached to a delivery tube, which is in turn attached to a hand piece. The hand piece delivers the water jet to the tissue and its integral aspirator removes any debris tissue and water through a disposable tube that returns to the console.

     HYDROKERATOME(R) CORNEAL CUTTING DEVICE. The HydroKeratome is a corneal cutting device for use in the LASIK procedure. We believe the HydroKeratome will eventually replace the automated lamellar keratotomy instrument, or microkeratome, currently used in the LASIK refractive procedure. The HydroKeratome is simple, easy to use and should reduce the risk of human and instrument error associated with the MICROKERATOME. IN GENERAL, THE CUTS FROM A HYDROKERATOME ARE SMOOTHER AND CLEANER THAN THOSE OF A CONVENTIONAL MICROKERATOME, LEAVING NO DEBRIS.

     The HydroKeratome works by using a high-pressure micro beam of water to force a blunt dissection of tissue in the path of the water beam. Since it will compete directly with products already on the market from several other companies, VisiJet plans to position the HydroKeratome(R) in the market as a replacement for the microkeratome. We anticipate that the HydroKeratome will be priced comparably to existing products, with the disposable component to be priced at a slight premium.

     The HydroKeratome is designed to address many of the problems that are common with mechanical "blade" microkeratomes, such as poor visualization, inconsistent thickness of flaps, hazing, loose flaps, off center cuts, and lashes caught in gears. The HydroKeratome uses an embedded CPU controlled pneumatic-hydraulic pressure intensifier to make the corneal flap for the LASIK procedure. The suction ring and applanation plate on the hand piece allow holding the eye centered while the corneal flap is cut underneath the applanation plate. The water jet traverses perpendicular to the visual axis, driven by a precision miniature Swiss motor with gear box and encoder. A foot switch controls the start of the transverse water jet motion, and the travel distance pre-programmed by the surgeon stops the travel and shuts off the water jet beam. Approximate travel time is one-half second.

     PULSATOME(R) CATARACT EMULSIFIER. The Pulsatome(R) Cataract Emulsifier is an emulsification device for quick and safe removal of the cataractous human crystalline lens in the eye, a necessary procedure before installing a new intraocular lens ("IOL"). The device creates a pulsating stream of saline solution, and the impact from the pulsating fluid emulsifies the cataractous human lens and breaks the lens into small pieces. The Pulsatome simultaneously aspirates the emulsified tissue and removes it from the interior of the eye.

     Once introduced to the marketplace, we believe the Pulsatome will be easier to learn to use and will require less skill than that required by current ultrasound phaco emulsification devices. The Pulsatome should be attractive not only to established phaco surgeons but also to surgeons who have not mastered ultrasound or simply cannot afford the device. With the Pulsatome, many more surgeons, should be able to perform the state of the art, "no stitch, foldable lens" procedure.

     The Pulsatome and its disposable package will be priced in the low range of current ultrasound devices, which will make it attractive in underdeveloped markets, and also attractive in the U.S. and other nations where cost containment is critical.

     The Pulsatome requires minimal technical skill, as it functions like a hydraulic eraser or paint brush. No sculpting or lens elevation or rotation is necessary. The balanced irrigation/aspiration fluidics complement the embedded CPU controlled micro pulses. The foot switch initiates the mode activity selected by surgeon for the balanced and ergonomically shaped hand piece.

     HYDROREFRACTOR(R) CORNEAL SHAPER. We are developing the HydroRefractor in order to complete the entire LASIK procedure without the need for an excimer laser. Once completed, this device will not only create the lamellar flap required to access the cornea's stromal bed but will also create a "power cut" (or series of cuts) which will remove tissue in minute quantities so as to change the refractive power of the patient's eyes to the desired level. This technology uses a high pressure water beam to precisely cut away corneal tissue just as the excimer laser would ablate tissue to create the desired refraction. Ultimately, this would mean that a one step procedure could be accomplished in the doctor's office without the need for an excimer laser. The relatively low cost of the HydroRefractor should permit each ophthalmologist the opportunity to conduct the entire procedure in his office, without the need for expensive equipment.

     The HydroRefractor will be positioned as a single, in-office unit for performing the LASIK procedure. We believe that it will eventually replace both the microkeratome and the excimer laser.

COMPETITION

     The medical technology industry for ophthalmologic surgery products is highly competitive. Many other companies are engaged in refractive surgery research and development activities, and many of these have substantially greater financial, technical and human resources. As such, they may be better equipped to develop, manufacture and market their technologies. In addition, many of these companies have extensive experience in clinical testing and human clinical studies. Certain of these companies may develop and introduce products or processes competitive with or superior to our products and processes. Furthermore, with respect to any other products we may, in the future, be permitted to commercially sell, we will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which we have no experience.

     We expect to encounter direct competition from other companies developing water-jet type devices applicable to ophthalmic surgery.

     COMPETITION IN THE MICROKERATOME MARKET. There are approximately ten companies that offer mechanical microkeratomes to the market. However, with about 60% of the installed base and 70% market share of sales, Chiron Vision, now a division of Bausch & Lomb, is the clear market leader.

     Currently there is only one competitor, Intralase, that offers "bladeless" LASIK surgery. This laser product creates a lamellar flap for LASIK using tiny laser "explosions" within the cornea to separate the tissue. It is highly accurate, approaching that of the HydroKeratome, and also avoids many of the serious problems associated with microkeratomes. However, we believe that the Intralase product is slower, more expensive, and less effective than the HydroKeratome.

     COMPETITION IN THE CATARACT EMULSIFICATION MARKET. The dominant instrument in modern cataract surgery is the ultrasonic phacoemulsifier. The phaco, as it is commonly called, utilizes an ultrasonic generator, which vibrates the tip of the phaco hand piece 40,000 times per second. When the tip is introduced into the eye and placed in contact with the cataractous lens, the lens is gradually reduced to smaller pieces until it can be aspirated out of the eye.

     Coopervision developed and brought to market dominance the modern phacoemulsifier during the period from 1975 to 1989. With its acquisition of Coopervision in 1989, Alcon, a division of the Swiss food giant Nestle, became the leader in the phaco market, with an estimated market share of 60% of the phaco equipment and associated disposable packs. Bausch & Lomb is a distant second, with an estimated 20% market share. There are another fifteen phaco manufacturers who split up the remaining 20% of the global market, including Advanced Medical Optics.

     COMPETITION IN THE CORNEAL SHAPING MARKET. There are several competing technologies in the area of reshaping the cornea to change refractive power. The most prevalent products are the excimer lasers used in the LASIK procedure, which has been very well accepted by the public. The major player in this area is VISX, which has placed more lasers than any other company. Alcon, Bausch and Lomb, Nidek follow VISX. In addition, there are competing companies using intraocular technologies to change the refractive index of the eye. Staar Surgical is developing the ICL for placement between the iris and lens capsule. Other companies are developing intraocular lenses, which would require a clear lensectomy followed by a lens implant. Other than the excimer laser, none of the other technologies have reached significant market acceptance.

MANUFACTURING

     VisiJet plans to outsource manufacturing of its products to an ISO 9001 approved local contract manufacturing facility. This contractor will purchase and stock parts, assemble, test and burn-in units, and will stock finished goods and ship as required from its bonded warehouse.

GOVERNMENT REGULATION

     UNITED STATES. VisiJet's products are medical devices. As such, we are subject to the relevant provisions and regulations of the Federal Food, Drug and Cosmetic Act, under which the FDA regulates the manufacture, labeling, distribution, and promotion of medical devices in the United States. The Act provides that, unless exempted by regulation, medical devices may not be commercially distributed in the United States unless they have been approved or cleared by the FDA for marketing. There are two review procedures by which medical devices can receive such approval or clearance. Some products may qualify for clearance under a 510(k) notification. Under the 510(k) procedure, the manufacturer submits to the FDA a pre-market notification that it intends to begin marketing its product. The notification must demonstrate that the product is substantially equivalent to another legally marketed product (i.e., it has the same intended use, is as safe and effective, and does not raise different questions of safety and effectiveness than does a legally marketed device).

     A successful 510(k) notification results in the issuance of a letter from the FDA in which the FDA acknowledges the substantial equivalence of the reviewed device to a legally marketed device and clears the reviewed device for marketing. VisiJet has received successful 510(k) notification with respect to its initial filing for the HydroKeratome, and has filed a 510K submission with the FDA for upgrades to the product. Before commencement of marketing the HydroKeratome, we will obtain 510K approval from the FDA for the product enhancements.

     In addition to laws and regulations enforced by the FDA, our products may also be subject to labeling laws and regulations enforced by the Federal Trade Commission.

     OTHER COUNTRIES. Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements. Export sales of investigational devices that have not received FDA marketing clearance generally are subject to FDA export permit requirements.

     VisiJet plans to distribute its products internationally. Distribution of our products in countries other than the United States may be subject to regulation in those countries. In some countries, the regulations governing such distribution are less burdensome than in the United States, and we may pursue marketing our products in such countries prior to receiving permission to market from the FDA. We will endeavor to obtain the necessary government approvals in those foreign countries where we decide to manufacture, market and sell our products.

PATENTS AND TRADEMARKS

     The technology utilized by VisiJet in its products is covered by patents owned by SurgiJet, Inc., a developer of waterjet technology for a variety of medical and dental applications. We have been granted an exclusive worldwide license to these patents for ophthalmological applications for the life of the patents. It intends to protect its development work by means of licensing additional patents and trademarks as necessary and to protect its own inventions with additional patent applications. VisiJet has licensed thirteen issued United States patents, two United States patent applications pending, two issued international patent and twelve foreign patent applications pending. VisiJet has also exclusive licenses to certain non-patented technology developed by SurgiJet related to ophthalmic applications, and holds exclusive licenses for certain registered trademarks, including VisiJet(R), HydroKeratome(R), and Pulsatome(R).

     Under the terms of the license agreements with SurgiJet, Inc., VisiJet pays a royalty of 7% of revenues received from sales of the products, up to $400 million of revenues over the course of the Agreements, and 5% of revenues thereafter. The license agreements with SurgiJet also call for a minimum royalty of $60,000 per year.

EMPLOYEES

     As of December 31, 2003, we had 14 full-time employees, none of whom is covered by any collective bargaining agreement. We consider our relationship with our employees to be good.

DESCRIPTION OF PROPERTY

     We lease an office/research facility in Irvine, California. Our lease, which expires in April 2004 is for approximately 4,800 square feet which we lease for an aggregate of $7,600 per month.

                              LEGAL PROCEEDINGS

     VisiJet is engaged in litigation with SurgiJet, Inc., its former parent company, and certain directors, officers and stockholders of SurgiJet. The action was initially filed by VisiJet for a judicial determination that a $400,000 Promissory Note issued by VisiJet and payable to SurgiJet is not enforceable, and for recovery of payments previously made on the SurgiJet note. SurgiJet and its principals filed a cross-action against VisiJet, and its directors and certain officers, seeking damages of approximately $1,032,000, rescission of the Merger Agreement, other specified damages, interest and attorney's fees.

     In the cross-complaint, SurgiJet and members of the Doherty family (including Lance Doherty, former President of VisiJet and beneficial owner of more than 5% of its outstanding Common Stock) allege breach of the Merger Agreement between VisiJet and SurgiJet, an Assumption Agreement entered into in connection with the Merger Agreement, and the SurgiJet Note, along with fraud and unfair business practices.

     Our management believes that the cross-complaint is merely a diversionary effort by SurgiJet and the Doherty family to draw attention away from the main action. We believe the allegations to the cross-complaint are wholly without merit and plans to vigorously pursue its claims and contest the cross-complaint.

     VisiJet is also a defendant in an action filed by an individual claiming entitlement to a finder's fee arising out of the merger between Ponte Nossa and Visijet. The complaint alleges that the plaintiff is entitled to 105,000 shares of VisiJet common stock. In January of 2004 we reached a settlement in this matter whereby we agreed to issue the plaintiff 45,000 shares of VisiJet common stock.

     We are also a defendant in a breach of contract claim from an outside consultant for accounting services performed through February 2003 for $43,500, plus interest. We have denied the allegations of the complaint and are vigorously contesting the action.

                                   MANAGEMENT

     The officers and directors of VisiJet are as follows:

                                                                       Director
Name                            Age   Position                          Since
----                            ---   --------                          -----

Richard H. Keates, M.D.(1)(2)   71    Chairman of the Board             2003
                                      of Directors

Randal A. Bailey                59    President, Chief Executive
                                      Officer and a Director            2003

Laurence M. Schreiber           62    Chief Operating Officer,          2003
                                      Secretary, Treasurer and
                                      a Director

Adam Krupp(1)(2)                43    Director                          2003

Norman Schwartz(1)(2)           60    Director                          2003

(1) Member of the Executive Committee
(2) Member of the Audit Committee

     Dr. Keates has been Chairman of the Board of Directors since February 2003. He is an ophthalmologist, consultant, and professor, and has been a Professor of Ophthalmology at New York Medical College since 1997. Dr. Keates has served on various boards of directors, including Frigitronics (NYSE), Med Chem (NYSE), Autonomous Technologies (NASDAQ) and Chiron Vision. Dr. Keates has consulted for leading health care companies including IO Lab, Alcon, and Bausch & Lomb. He is a founding partner of Intelligent Biocides, and has published over 100 articles in ophthalmology. Among his many faculty appointments, Dr. Keates has been a professor at Ohio State University, Professor and Chairman of the Ophthalmology Department at the University of California, Irvine. He is the President of the New York Introcular Lens Society and recently completed his term as the President of the New York Keratorefractive Society. Dr. Keates graduated from the University of Pennsylvania and from the Jefferson Medical College. He completed his Ophthalmology training at Harvard Basic Sciences in Ophthalmology and The Manhattan Eye, Ear & Throat Hospital.

     Mr. Bailey has served as President of VisiJet since February 2003, and was appointed to the Board of Directors in September 2003. Between 1995 and 2003 he had been affiliated with VisiJet's predecessors in an executive management capacity. He has more than twenty-five years experience in management roles at both medical device and pharmaceutical companies. From 1991 to 1995, Mr. Bailey was the leader of the sales organization of Pharmacia Ophthalmics, Inc. Between 1989 and 1991, Mr. Bailey was the Vice President of Sales and Marketing for Novoste, Inc. (NASDAQ) a start up cardiovascular company. Mr. Bailey was a co-founder and Vice President of Sales and Marketing for Chiron Vision, Inc., which was acquired by Bausch & Lomb in 1997. Chiron Vision, now Bausch & Lomb Surgical, is a leader in the manufacturing and sales of ophthalmic devices worldwide. From 1980 to 1986 Mr. Bailey was the initial Vice President of Sales and Marketing for Allergan Medical Optics, Inc., a leader in the ophthalmic field.

     Mr. Schreiber has served as Chief Operating Officer, Secretary and Treasurer of VisiJet since February 2003, and was appointed to the Board of Directors in September 2003. Prior to February 2003, Mr. Schreiber was an executive officer and a member of the Board of Directors of Ponte Nossa Acquisition Corporation, where he played an integral role in the merger between Ponte Nossa and VisiJet that was finalized in February 2003. Prior to joining Ponte Nossa in 2001, he founded Diversified International, a multilevel marketing system, and served as Chief Executive Officer of Learn America, a multimedia productions company combining advanced computer technology and educational systems. Mr. Schreiber also served as President and a director of Philibus Systems, a private educational system, and was President of Advanced Nutritional Associates, which distributed health care products in the United Kingdom and Europe. He has developed an independent sales distribution system for Herbalife, and pioneered markets in the United Kingdom, Spain and Israel.

     Mr. Krupp has over eighteen years of business experience with emerging growth companies. He is currently a Managing Director and a member of the Executive Committee of CS Technology, Inc, a New York based technology consulting firm. CS Technology provides "mission critical" technology support services for a myriad of companies from small start-ups to large financial institutions. Prior to joining CS Technology, Inc., Mr. Krupp spent ten years in the real estate industry working for several organizations in development, construction, and leasing. Mr. Krupp holds a B.A. from the University of Michigan and an M.S. from New York University.

     Mr. Schwartz has been a member of the board of directors since February 2003, and served as VisiJet's in-house counsel since March 2003. Mr. Schwartz has over thirty years of experience in providing legal and financial advice to individuals and companies. He has acted as Chief Financial Officer and president of several companies, both public and private, including Acubid International, Ameritrust, and Farm Energy Corp. He served on the Board of International Acuvision Systems, a public company that developed and patented vision training equipment. He is an active member of the Arizona Bar Association. Mr. Schwartz graduated from Arizona State University, completed his JD at the University of Arizona, and received his LLM in taxation from New York University.

     Directors hold office until a successor is elected and qualified or until their earlier resignation in the manner provided in the Bylaws.

Scientific Advisors

     Richard Lindstrom, M.D. is the Chief Ophthalmic Consultant to VisiJet, and is in charge of assisting and advising us in connection with product development in the ophthalmic surgical arena. Dr. Lindstrom is a recognized leader in corneal, cataract, refractive and laser surgery. After serving as Clinical Professor of Ophthalmology at the University of Minnesota from 1980 to 1990, Dr. Lindstrom entered private practice and now directs an outpatient clinic adjacent to the Phillips Eye Institute in Minneapolis. He conceptualized the Phillips Eye Institute Center for Teaching and Research, a state-of-the-art ophthalmic research and surgical skills education facility, where he currently serves as Medical Director. Dr. Lindstrom plays an active role in the teaching program at the Phillips Eye Institute and at the University of Minnesota Hospital. He also serves as an Associate Director of the Minnesota Lions Eye Bank. Dr. Lindstrom holds 27 patents in ophthalmology in intraocular lens implant technology, corneal preservation, irrigation solutions, viscoelastic solutions, intracorneal lenses, and associated surgical instruments. Dr. Lindstrom serves on the editing board of a variety of medical journals, including Journal of Cataract and Refractive Surgery, Ophthalmic Surgery, European Journal of Implant and Refractive Surgery, Implants in Ophthalmology, Ocular Surgery News,

Ophthalmology Times, and Journal Review of Ophthalmology. He is Chief Medical Advisor to Laser Vision Centers and Vision 21 Centers.

                              EXECUTIVE COMPENSATION

     The following table summarizes the annual compensation paid to our named executive officers during the two years ended December 31, 2002:

                                                                                   Long-Term Compensation
                                                                             ----------------------------------
                                               Annual Compensation                 Awards         Payouts
                                       -----------------------------------   ----------------------------------
                                                                Other                                    All
                                                                Annual                  Securities      Other
                                                                Compen-       Stock     Underlying     Compen-
         Name and            Fiscal    Salary (1)    Bonus     sation (2)     Awards    Options (#)    sation
       Principal Position     Year        ($)         ($)          ($)         ($)          (3)          ($)
--------------------------  ---------  ----------  ---------  ------------  ---------   -----------   ---------
Randal A. Bailey(1)           2002        $0          $0           $0           0            0             0
President and                 2001        $0          $0           $0           0            0             0
Chief Executive Officer

Laurence M. Schreiber(2)      2002        $0          $0           $0           0            0             0
Vice President, Chief         2001        $0          $0           $0           0            0             0
Financial Officer and
Secretary

     (1) During 2003, VisiJet issued 164,319 shares of common stock, and issued a two year promissory note in the amount of $150,000, to Mr. Bailey in satisfaction of an aggregate of $500,000 of unpaid compensation accrued between 1999 and 2002. Of the total unpaid compensation, $180,000 was accrued in 2002 and $144,000 was accrued in 2001.

     (2) Mr. Schreiber became Chief Operating Officer in February 2003, and did not receive compensation from VisiJet in either 2002 or 2001.

Stock Options

     On November 10, 2003, the Board of Directors adopted the VisiJet, Inc. 2003 Stock Option Plan. The Option Plan provides for the grant of incentive and non-qualified stock options to selected employees, the grant of non-qualified options to selected consultants and to directors and advisory board members. The Option Plan is administered by the Compensation Committee of the Board of Directors and authorizes the grant of options for 3,000,000 shares. The Compensation Committee determines the individual employees and consultants who participate under the Plan, the terms and conditions of options, the option price, the vesting schedule of options and other terms and conditions of the options granted pursuant thereto.

     As of December 31, 2003, we had granted options to purchase 1,165,000 shares of Common Stock under the Option Plan, none of which have been exercised.

     The following table summarizes information concerning stock options granted to the named executive officers:

                                        Percent of
                                        Total
                        Number of       options/SARs
                        Securities      granted
                        underlying      to           Exercise
                        options/SARs    employees    or base
                        granted         in fiscal    price        Expiration
Name                    (#)             year         ($/Sh)       date
--------------------------------------------------------------------------------

Randal A. Bailey        200,000          17.17%      $1.10     November 10, 2014
Laurence M. Schreiber   200,000          17.17%      $1.10     November 10, 2014

     No named executive officer exercised options in the fiscal year ended December 31, 2002. The following table presents the number and values of exercisable and unexercisable options as of December 31, 2003:

                                  Number of
                                  securities                   Value of
                                  underlying                unexercised in-
                                  unexercised                  the-money
                                options/SARS at             options/SARs at
                                   FY-end (#)                  FY-end ($)
 Name                      Exercisable/Unexercisable   Exercisable/Unexercisable
--------------------------------------------------------------------------------

Randal A. Bailey                25,000/175,000              $6,000/$42,000
Laurence M. Schreiber           25,000/175,000              $6,000/$42,000

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The table below lists the beneficial ownership of our common stock, as of December 31, 2003, by each person known by us to be the beneficial owner of more than 5% of our common stock, by each of our directors and officers, and by all of our directors and officers as a group.

 Name and Address of                  Number of Shares             Percent
 Beneficial Owner                  Beneficially Owned(1)(2)        of Class
-------------------------------------------------------------------------------
Financial Entrepreneurs, Inc.           4,633,001(3)                19.94%
300 South 4th Street
Las Vegas, Nevada 89101

Richard H. Keates, M.D.**                 400,000(3)                1.82%
20 Sutton Place South
New York, NY 10022

Randal A. Bailey **                       416,879(3)                1.92%
192 Technology, Suite Q
Irvine, CA 92618

Laurence Schreiber**                      150,000(3)                   *
192 Technology, Suite Q
Irvine, CA 92618

Adam Krupp**                               25,000(3)                   *
535 Eighth Avenue, 14th Floor
New York, NY 10018

Norman Schwartz**                          81,100(3)                   *
192 Technology, Suite Q
Irvine, CA 92618

Lance Doherty                           4,706,037(3)               20.93%
9342 Jeronimo Road
Irvine, CA 92618

David E. Eisenberg Trust                2,975,000(3)               12.70%
520 Madison, 38th Floor
New York, NY 10022

PCL Associates, LLC                     1,975,000(3)               8.81%
520 Madison, 38th Floor
New York, NY 10022

All directors and executive
 officers as a group (5 persons)        1,072,979(3)               4.84%
--------------------------------------------------------------------------------

* Denotes less than one percent.

(1) Except as set forth, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) Applicable percentage of ownership is based on shares outstanding as of December 31, 2003, together with applicable warrants and options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Shares subject to options or warrants currently exercisable or exercisable within 60 days after December 31, 2003 are included in the number of shares beneficially owned and are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other stockholder.

(3) Includes shares issuable upon exercise of currently exercisable options or warrants.

** Denotes Member of the Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 2002, VisiJet issued a promissory note for $345,000 to Financial Entrepreneurs Incorporated ("FEI"), one of our principal stockholders. In February of 2003, in connection with the merger, FEI converted the promissory note held by it, plus accrued interest, into 378,997 shares of Common Stock at a conversion rate of $1.00 per share. Also in February 2003, under an agreement entered into in connection with the merger, we agreed to assume a promissory note originally issued to FEI by PNAC prior to the merger in the amount of $193,163. As of September 30, 2003 the outstanding principal amount was $193,163 and accrued interest was $23,365.

     In February of 2003, VisiJet issued 164,319 shares of Common Stock to Randal A. Bailey, its President and Chief Executive Officer, in cancellation of $350,000 of unpaid salary. VisiJet also issued Bailey a two year promissory note for $150,000 in satisfaction of unpaid salary. The note bears interest at a rate of 3.5% per annum, and calls for twenty-four equal monthly installments. At November 30, 2003, the unpaid balance of the note was $147,915, including unpaid interest of $5,132.

     In February of 2003, pursuant to an agreement entered into in connection with the merger between Ponte Nossa Acquisition Corp. and VisiJet, FEI cancelled 7,957,000 shares of VisiJet Common Stock owned by it, and VisiJet issued FEI a five year warrant to purchase 1,500,000 shares of Common Stock at an exercise price of $5.00 per share. Also, pursuant to the same agreement, VisiJet issued to Laurence M. Schreiber, its Secretary, Treasurer and Chief Operating Officer, a five-year warrant to purchase 25,000 shares of its Common Stock at an exercise price of $3.00 per share, and issued to Thomas F. DiMele, its former President, a five year warrant to purchase 25,000 shares of its Common Stock at an exercise price of $3.00 per share.

     In March of 2003, we began making consulting payments of $2,500 per month to M & N Consulting, a corporation owned by Norman Schwartz, a director of VisiJet, for consulting services provided by Mr. Schwartz. In June of 2003, the payments were increased to $5,000 per month. Through September 30, 2003 a total of $26,250 was paid to M & N Consulting pursuant to this arrangement. In addition, in September 2003, VisiJet issued 150,000 shares of common stock to M & N Consulting for services provided by Mr. Schwartz in connection with the finalization of the merger with Ponte Nossa. In connection with the issuance of these shares, VisiJet recorded consulting expenses of $225,000, based on the fair market value of the common stock at the date of issuance. Subsequent to the issuance of these shares, beneficial ownership with respect to 100,000 shares was transferred by M & N Consulting to Laurence Schreiber.

     In February of 2003, VisiJet entered into a consulting agreement with Richard H. Keates, M.D., a director. Pursuant to this agreement, Dr. Keates receives a monthly retainer of $5,000 per month plus a fee of $1,500 per day for consulting work performed. Through September 30, 2003 a total of $30,000 was paid to Dr. Keates pursuant to this agreement.

     In April of 2003, VisiJet entered into a consulting agreement with Wharton Capital Holding Corporation, a corporation controlled by the principals of PLC Associates, Inc., and by David Eisenberg, owner of the David Eisenberg Trust. Pursuant to this agreement, Wharton is entitled to receive a monthly fee of $15,000, provided however that payment of accrued fees is not payable by VisiJet until such time as we have a cash balance of $2.5 million. Through December 31, 2003 a total of $135,000 in fees has been accrued.

                            DESCRIPTION OF SECURITIES

     The following summary is a description of our common stock and certain provisions of our Certificate of Incorporation, Bylaws and Delaware law.

GENERAL

     Our authorized capital consists of 50,000,000 shares of common stock, par value $.001 per share.

     As of December 31, 2003, we had 21,691,163 shares of common stock outstanding. Each share is entitled to one vote at all meetings of our stockholders. All shares of our common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither our Certificate of Incorporation nor our Bylaws contain any provisions which limit or restrict the ability of another person to take over our company.

OPTIONS AND WARRANTS

     As of December 31, 2003, we had outstanding options to purchase an aggregate of 1,165,000 shares of our common stock pursuant to our 2003 Stock Option Plan at a weighted-average exercise price of $1.10 per share. These options are held by directors, officers, key employees and consultants, and as of December 31, 2003, options to purchase 390,000 shares were exercisable.

     We also have outstanding warrants to purchase 12,111,712 additional shares of our common stock, with a weighted-average exercise price of $2.54 per share.

TRANSFER AGENT

     The transfer agent for our common stock is Nevada Agency and Trust Company, Reno, Nevada.

                         SHARES ELIGIBLE FOR RESALE

     Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

     Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

     In general, under Rule 144 as currently in effect, a stockholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

                          SELLING STOCKHOLDERS

     The securities are being offered by SBI Brightline II, LLC, Trilogy Investment I LLC, and certain other selling stockholders. SBI and Trilogy may from time to time offer and sell pursuant to this prospectus up to an aggregate of 3,150,000 shares of our common stock that may be acquired by SBI and Trilogy pursuant to stock purchase agreements in transactions that are exempt from the registration requirements of the Securities Act of 1933. The other selling stockholders may offer and sell up to 15,960,198 shares now owned by them or issuable to them upon the exercise of warrants.

     The selling stockholders may from time to time offer and sell any or all of the shares that are registered under this prospectus. Because the selling stockholders are not obligated to sell their shares, and because the selling stockholders may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholders will own after the offering.

     Pursuant to the stock purchase agreements with SBI, Trilogy and certain other selling stockholders, all expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by them in connection with the sale of such shares.

     The following table sets forth, with respect to the Selling Stockholders
(i) the number of shares of common stock beneficially owned as of December 31, 2003 and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling stockholder.

                                                    Prior to Offering                            After Offering (1)
                                               ---------------------------                    ------------------------
                                                                               Shares
                     Name                          Shares        Percent       Offered          Shares       Percent
                     ----                          ------        -------       -------          ------       -------
Financial Entrepreneurs, Inc.                   4,633,001         19.98%      3,914,004         718,997         3.11%

SBI Brightline II, LLC (2)                      2,025,000          8.54%      2,025,000               -         0.00%

                                                          26




Trilogy Investment I LLC (3)                    1,125,000          4.93%      1,125,000               -         0.00%

Wyatt Landesmann                                2,000,000          8.44%      2,000,000               -         0.00%

Stan Chessed                                    1,417,000          6.13%      1,417,000               -         0.00%

Eran Ostfeld                                    1,000,000          4.41%      1,000,000               -         0.00%

Mallos Living Trust                               900,000          4.06%        900,000               -         0.00%

Randal A. Bailey (4)                              416,879          1.92%        202,246         214,633         0.98%

Fridolin Fackelmayer                              400,000          1.83%        400,000               -         0.00%

Dana Marshall Cook                                400,000          1.83%        400,000               -         0.00%

UBS Financial Services FBO
 Richard H. Keates MD Inc. Pension Plan           400,000          1.82%        200,000         200,000         0.94%

Celthron Property Management Inc.                 350,000          1.60%        350,000               -         0.00%

Stephen & Kathleen Guarino                        250,000          1.14%        250,000               -         0.00%

Larry L. Hood (5)                                 246,948          1.14%         46,948         200,000         0.92%

Asher Gottesman                                   200,000          0.92%        200,000               -         0.00%

Transcontinental Financial  Resources             200,000          0.92%        200,000               -         0.00%

Wachovia Securities C/F Charles
 Pierce IRA                                       200,000          0.92%        200,000               -         0.00%

Elizabeth Wheeler                                 200,000          0.92%        200,000               -         0.00%

Mark Wheeler                                      200,000          0.92%        200,000               -         0.00%

Mark M. Wheeler IRA                               200,000          0.92%        200,000               -         0.00%

Zorina Bennett                                    200,000          0.92%        200,000               -         0.00%

Charles E. Blair                                  200,000          0.92%        200,000               -         0.00%

John P. Dempsey                                   200,000          0.92%        200,000               -         0.00%

Sattinwood Inc.                                   160,000          0.73%        160,000               -         0.00%

Westcap Securities                                150,000         0. 69%        150,000               -         0.00%

Laurence M. Schreiber (6)                         150,000          0.69%        100,000          50,000         0.14%

                                                          27




Shipman & Goodwin LLP Profit
 Sharing Plan FBO James T. Betts                  100,000          0.46%        100,000               -         0.00%

James T. Betts, Trustee U/A T.J.
 and H.M. Betts Dated May 26, 1983                100,000          0.46%        100,000               -         0.00%

Roman Feldman & Irina Krym, JTTEN                 100,000          0.46%        100,000               -         0.00%

One Six Partners                                  100,000          0.46%        100,000               -         0.00%

Goren Brothers LP                                 100,000          0.46%        100,000               -         0.00%

Alan Gray                                         100,000          0.46%        100,000               -         0.00%

J. Charles Pierce                                 100,000          0.46%        100,000               -         0.00%

Olen C. Wilson                                    100,000          0.46%        100,000               -         0.00%

Richard L. Tuch                                   100,000          0.46%        100,000               -         0.00%

Richard Payne & Sherry Payne                      100,000          0.46%        100,000               -         0.00%

Jon Bolker                                        100,000          0.46%        100,000               -         0.00%

Porter Family Trust                               100,000          0.46%        100,000               -         0.00%

Brooke Niemi                                      100,000          0.46%        100,000               -         0.00%

Douglas G. May                                    100,000          0.46%        100,000               -         0.00%

James V. May                                      100,000          0.46%        100,000               -         0.00%

Martin A. Benowitz                                 75,000          0.35%         75,000               -         0.00%

Smedly Hendrickson                                 70,000          0.32%         70,000               -         0.00%

M & N Consulting, Inc. (7)                         56,100          0.26%         50,000           6,100         0.02%

Zach Alcyone & Anne Alcyone                        50,000          0.23%         50,000               -         0.00%

Felix Aronsky                                      50,000          0.23%         50,000               -         0.00%

Daniela Brabner-Smith                              50,000          0.23%         50,000               -         0.00%

Robert M. Campbell Jr.                             50,000          0.23%         50,000               -         0.00%

Hoa Le Duong                                       50,000          0.23%         50,000               -         0.00%

                                                         28



Vallery Dubovikov                                  50,000          0.23%         50,000               -         0.00%

Steven Efman                                       50,000          0.23%         50,000               -         0.00%

Fred Efman                                         50,000          0.23%         50,000               -         0.00%

Marvin Schwartz                                    50,000          0.23%         50,000               -         0.00%

Vladamir Lieberman                                 50,000          0.23%         50,000               -         0.00%

Richard Monka                                      50,000          0.23%         50,000               -         0.00%

Mikhail Nemets                                     50,000          0.23%         50,000               -         0.00%

Alexander Onik                                     50,000          0.23%         50,000               -         0.00%

Roslyn Pinkus and Frank Pinkus                     50,000          0.23%         50,000               -         0.00%

Van S. Bohne                                       50,000          0.23%         50,000               -         0.00%

Michael Bergman                                    50,000          0.23%         50,000               -         0.00%

Alan Stone & Co., Ltd.                             27,000          0.12%         27,000               -         0.00%

Robert F. Krull                                    25,000          0.12%         25,000               -         0.00%

Ranchers Management Service Inc.
 Profit Sharing Plan                               25,000          0.12%         25,000               -         0.00%

Asher & Danielle Weinfeld, JTTEN                   19,200          0.09%         19,200               -         0.00%

Kenneth D. & Ethne S. Katz, JTTEN                  16,000          0.07%         16,000               -         0.00%

Mordechai & Melanie Smith, JTTEN                   16,000          0.07%         16,000               -         0.00%

Hershel & Lara Goulson, JTTEN                      16,000          0.07%         16,000               -         0.00%

Simon & Eva Weinfeld, JTTEN                        12,800          0.06%         12,800               -         0.00%

Rand Brenner                                        9,000          0.04%          9,000               -         0.00%

Tafkid Ltd.                                         9,000          0.04%          9,000               -         0.00%

(1) For purposes of this table, we have assumed that the Selling Stockholders will sell in this offering all shares offered.

(2) The shares offered represent the number of shares to be issued by us to SBI pursuant to the stock purchase agreement, and the shares issuable upon exercise of warrants. No such shares have been issued as of the date of this prospectus.

(3) The shares offered represent the number of shares to be issued by us to Trilogy pursuant to the stock purchase agreement. No such shares have been issued as of the date of this prospectus.

(4) Mr. Bailey is an officer and director of VisiJet.

(5) Mr. Hood is VisiJet's Chief Engineer.

(6) Mr. Schreiber is an officer and director of VisiJet

(7) M & N Consulting, Inc. is owned by Norman Schwartz, a director of VisiJet.

                                PLAN OF DISTRIBUTION

GENERAL

     Shares of common stock offered through this prospectus may be sold from time to time directly by the selling stockholders or, alternatively, through underwriters, broker- dealers or agents. If the shares are sold through underwriters, broker- dealers or agents, SBI will be responsible for underwriting discounts or commissions or agents' commissions. Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be effected in transactions (which may involve block transactions) (i) in the over-the-counter market, (ii) on any securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, (iii) in transactions otherwise than in the over-the- counter market or on such exchanges or services, or (iv) through the writing of options. In connection with sales of shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging positions they assume. The selling stockholders may also sell our common stock short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell such securities.

     The selling stockholders will act independently from us in making decisions with respect to the manner, timing, price and size of each sale. The selling stockholders may sell the shares in any manner permitted by law, including one or more of the following:

     * a block trade in which a broker-dealer engaged by a selling stockholder will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     * purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

     * an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

     * ordinary brokerage transactions in which the broker solicits purchasers; and

     *     privately negotiated transactions.

     In the event that the sale of any shares covered by this prospectus qualifies for an exemption from the registration requirements of the Securities Act, such shares may be sold pursuant to that exemption rather than pursuant to this prospectus.

USE OF UNDERWRITERS, BROKERS, DEALERS OR AGENTS

     If the selling stockholders effect sales of shares through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     If a selling stockholder sells shares through an underwriter, broker, dealer or agent, it may agree to indemnify such underwriter, broker, dealer or agent against certain liabilities arising from such sale, including liabilities arising under the Securities Act. We have been informed by SBI and Trilogy that there are no existing arrangements between them and any underwriter, broker, dealer or agent relating to the distribution of the shares.

TREATMENT OF SBI AND TRILOGY AS STATUTORY UNDERWRITERS

     SBI and Trilogy are statutory underwriters within the meaning of the Securities Act of 1933 in connection with their resale of shares pursuant to this prospectus. We will not receive any of the proceeds from the resale of shares, although we will receive the consideration payable by SBI and Trilogy for the shares at the time we sell the shares to SBI and Trilogy pursuant to the stock purchase agreement. SBI and Trilogy have agreed that they will comply with applicable state and federal securities laws and the rules and regulations promulgated thereunder in connection with their sale of the shares. SBI and Trilogy will pay all commissions and their own expenses, if any, associated with the sale of the shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part. Pursuant to the stock purchase agreements, we have agreed to indemnify SBI and Trilogy against certain liabilities including liabilities under the Securities Act and SBI has agreed to indemnify us against certain liabilities including liabilities under the Securities Act.

     SBI and Trilogy will purchase shares from us under the stock purchase agreements at fixed prices. The difference between what SBI and Trilogy pays to us for the shares and the amount for which SBI and Trilogy sell the shares may be viewed as underwriting discounts or commissions. Because we do not know when or the price at which they will sell the shares, it is not possible to quantify these potential discounts or commissions.

     We have advised SBI and Trilogy that they are subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rule 10b-5 and Regulation M thereunder. Under Registration M, SBI and Trilogy, and their respective affiliates and anyone participating in a distribution of the shares may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while SBI or Trilogy is distributing shares covered by this prospectus.

REGISTRATION OBLIGATIONS

     Under the stock purchase agreements, we have agreed to register the shares for resale by SBI and Trilogy under the Securities Act and to maintain the effectiveness of that registration until the earliest date, after the date on which all of the shares have been purchased pursuant to the stock purchase agreement or SBI's or Trilogy's obligation to purchase shares pursuant to the stock purchase agreement has been terminated, on which:

     * all the shares acquired under the stock purchase agreement have been disposed of pursuant to the registration statement,

     * all shares acquired the stock purchase agreements that are then held by SBI or Trilogy may be sold under the provisions of Rule 144 without limitation as to volume, whether pursuant to Rule 144(k) or otherwise, or

     * we have determined that all shares under the stock purchase agreements that are then held by SBI may be sold without restriction under the Securities Act and we have removed any stop transfer instructions relating to such shares.

The status of SBI and Trilogy as underwriters may limit their sale of shares to qualify for an exemption from applicable securities registration requirements.

     We will pay the costs of registering the shares as contemplated by the stock purchase agreement, including the expenses of preparing this prospectus and the related registration statement of which it is a part.

                                LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for us by Haddan & Zepfel LLP, Newport Beach, California.

                                   EXPERTS

     The financial statements of VisiJet as of and for the years ended December 31, 2002, appearing in this prospectus have been audited by Peterson & Co., LLP, Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     VisiJet files current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB and 10-KSB. VisiJet has filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

     For further information with respect to VisiJet and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                              FINANCIAL STATEMENTS

                                  VISIJET, INC.

                          (A Development Stage Company)

                    AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                       AND

                   UNAUDITED CONSOLIDATED FINACIAL STATEMENTS

          FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2003

                                      INDEX
                                      -----

                                                                          Page
                                                                          ----

Independent Auditor's Report                                               34

Consolidated Balance Sheets, December 31, 2002 and 2001                    35

Consolidated Statements of Operations for the years ended
    December 31, 2002 and 2001 and for the period February 2,
    1996 (inception) to December 31, 2002                                  36

Consolidated Statements of Changes in Stockholders' Deficit,
    February 2, 1996 (inception) to December 31, 2002                      37

Consolidated Statements of Cash Flows for the years ended
    December 31, 2002 and 2001 and for the period February 2,
    1996 (inception) to December 31, 2002                                  38

Notes to Consolidated Financial Statements, December 31, 2002             39-49

Unaudited Consolidated Balance Sheets, September 30, 2003 and 2002         50

Unaudited Consolidated Statements of Operations
    for the Three Months and Nine Months Ended September 30, 2003
    and 2002                                                               51

Unaudited Consolidated Statements of Cash Flows
    for the Nine Months Ended September 30, 2003, and for the
    period February 2, 1996 (inception) to September 30, 2003.             52

Notes to Unaudited Consolidated Financial Statements                     53-62

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
VISIJET, INC.
(A Development Stage Company)
Irvine, California

We have audited the accompanying balance sheet of VisiJet, Inc. (a development stage company) as of December 31, 2002, and the related statements of operations, stockholders' deficit and cash flows for the year then ended and for the period from February 2, 1996 (inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of VisiJet, Inc. for the period from February 2, 1996 (inception) to December 31, 2001, before the restatement described in Note 10 of the 2002 financial statements, were audited by other auditors whose report dated October 25, 2002, except Note 10, which is November 12, 2002, expressed an unqualified opinion.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VisiJet, Inc. (a development stage company) as of December 31, 2002, and the results of its operations and its cash flows for the year then ended and for the period from February 2, 1996 (inception) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

We also audited the adjustments described in Note 10 that were applied to restate the financial statements for the period from February 2, 1996 (inception) to December 31, 2001. In our opinion, such adjustments are appropriate and have been properly applied.

As discussed in Note 1 to the financial statements, VisiJet, Inc. (a development stage company) has reported accumulated losses during the development stage aggregating $5,817,067 and without additional financing, lacks sufficient working capital to fund operations beyond May 2003, which raises substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

April 22, 2003                                               PETERSON & CO., LLP
San Diego, California

                                             VISIJET, INC.
                                     (A DEVELOPMENT STAGE COMPANY)
                                            BALANCE SHEETS

                                                                                   December 31,
                                                                          -------------------------------
                                                ASSETS                                        Restated
                                                                              2002              2001
                                                                          -------------     -------------
Current assets:

  Cash                                                                    $        960      $         --
  Notes receivable                                                                  --             4,340
                                                                          -------------     -------------
  Total current assets                                                             960             4,340

Property and equipment, net of accumulated depreciation                         47,443           104,541
                                                                          -------------     -------------
    Total assets                                                          $     48,403      $    108,881
                                                                          =============     =============

                                  LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Overdraft                                                               $         --      $      3,781
  Accounts payable                                                             196,985            58,571
  Accrued liabilities                                                          130,469           298,274
  Accrued interest payable                                                     160,837           118,448
  Royalties payable                                                             60,000                --
  Compensation settlement agreement - current portion                          595,833                --
  Notes payable - related parties                                            1,543,843           745,000
                                                                          -------------     -------------
    Total current liabilities                                                2,687,967         1,224,074
                                                                          -------------     -------------
Compensation settlement agreement, net of current portion                      104,167           408,349
                                                                          -------------     -------------

Shareholders' deficit
  Common stock, no par value; 10,000,000 shares authorized;
    7,997,735 and 7,673,401 shares issued and outstanding
    as of December 31, 2002 and 2001, respectively                             615,248           608,761
Preferred stock, no par; 5,000,000 shares authorized;
  140,306 Series A shares authorized, issued and outstanding
    as of December 31, 2002 and 2001                                           550,000           550,000
  636,364 Series B shares authorized; 363,946 issued and outstanding
    as of December 31, 2002 and 2001                                         1,908,088         1,908,088
Deficit accumulated during development stage                                (5,817,067)       (4,590,391)
                                                                          -------------     -------------

  Shareholders' deficit                                                     (2,743,731)       (1,523,542)
                                                                          -------------     -------------

    Total liabilities and shareholders' deficit                           $     48,403      $    108,881
                                                                          =============     =============

                The accompanying notes are an integral part of these financial statements.

                                                   35

                                          VISIJET, INC.
                                  (A DEVELOPMENT STAGE COMPANY)
                                    STATEMENTS OF OPERATIONS

                                                                                   Restated
                                               Years Ended December 31,         For the period
                                           -------------------------------     February 2, 1996
                                                               Restated         (inception) to
                                                2002             2001          December 31, 2002
                                           -------------     -------------     -----------------
Operating expenses:
  General and administrative expenses      $    751,717      $    458,773      $      1,859,262
  Research and development expenses             294,736           957,665             3,600,877
                                           -------------     -------------     -----------------

    Total operating expenses                  1,046,453         1,416,438             5,460,139
                                           -------------     -------------     -----------------

Loss from operations                         (1,046,453)       (1,416,438)           (5,460,139)
                                           -------------     -------------     -----------------

Other expense
  Interest expense                             (131,319)          (57,935)             (281,741)
  Loss on judgment                                   --                --               (21,483)
  Loss on disposal of asset                     (48,104)               --               (48,104)
                                           -------------     -------------     -----------------

  Total other expense                          (179,423)          (57,935)             (351,328)
                                           -------------     -------------     -----------------
Loss before provision for income taxes       (1,225,876)       (1,474,373)           (5,811,467)
  Provision for income taxes                        800               800                 5,600
                                           -------------     -------------     -----------------

Net loss                                   $ (1,226,676)     $ (1,475,173)     $     (5,817,067)
                                           =============     =============     =================

Net loss per share                                (0.16)            (0.26)                (1.71)
                                           =============     =============     =================

Weighted average shares outstanding           7,811,809         5,784,697             3,410,283
                                           =============     =============     =================

           The accompanying notes are an integral part of these financial statements.

                                               36

                                                            VISIJET, INC.
                                                    (A DEVELOPMENT STAGE COMPANY)
                                                 STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                                                                           Deficit
                                                                                                         Accumulated
                                        Common Stock             Preferred A           Preferred B        during the     Restated
                                  ------------------------   -------------------  ---------------------  Development   Shareholders'
                                     Shares       Amount      Shares     Amount    Shares     Amount        Stage         Deficit
                                  -----------   ----------   --------  ---------  --------  -----------  ------------   ------------
Inception, February 2, 1996               --    $      --         --   $     --        --   $       --   $        --    $        --
  Net loss                                --           --         --         --        --           --            --             --
                                  -----------   ----------   --------  ---------  --------  -----------  ------------   ------------

Balance, December 31, 1996                --           --         --         --        --           --            --             --
  Net loss                                --           --         --         --        --           --            --             --
                                  -----------   ----------   --------  ---------  --------  -----------  ------------   ------------

Balance, December 31, 1997                --           --         --         --        --           --            --             --
  Issuance of stock for cash       5,125,500       25,500    127,550    500,000        --           --            --        525,500
  Net loss                                --           --         --         --        --           --      (580,192)      (580,192)
                                  -----------   ----------   --------  ---------  --------  -----------  ------------   ------------

Balance, December 31, 1998         5,125,500       25,500    127,550    500,000        --           --      (580,192)       (54,692)
  Cancelled stock                 (5,100,000)     (25,500)        --         --        --           --            --        (25,500)
  Spin-off from affiliated entity  4,133,195           --         --         --        --           --            --             --
  Issuance of stock for cash          26,834      107,334     12,756     50,000    57,911      318,500            --        475,834
  Issuance of stock for services      62,227       12,383         --         --        --           --            --         12,383
  Exercise of stock options          927,382      184,549         --         --        --           --            --        184,549
  Net loss                                --           --         --         --        --           --    (1,198,506)    (1,198,506)
                                  -----------   ----------   --------  ---------  --------  -----------  ------------   ------------

Balance, December 31, 1999         5,175,138      304,266    140,306    550,000    57,911      318,500    (1,778,698)      (605,932)
  Issuance of stock for cash          55,252      221,008         --         --   147,315      756,000            --        977,008
  Issuance of stock for services      17,842        3,551         --         --        --           --            --          3,551
  Net loss                                --           --         --         --        --           --    (1,336,520)    (1,336,520)
                                  -----------   ----------   --------  ---------  --------  -----------  ------------   ------------

Balance, December 31, 2000         5,248,232      528,825    140,306    550,000   205,226    1,074,500    (3,115,218)      (961,893)
  Issuance of stock for cash              --           --         --         --   158,720      833,588            --        833,588
  Issuance of stock for
    assets and services            2,425,169       79,936         --         --        --           --            --         79,936
  Net loss (restated)                     --           --         --         --        --           --    (1,475,173)    (1,475,173)
                                  -----------   ----------   --------  ---------  --------  -----------  ------------   ------------

Balance, December 31, 2001,
  (restated)                       7,673,401      608,761    140,306    550,000   363,946    1,908,088    (4,590,391)    (1,523,542)
  Issuance of stock for services     324,334        6,487         --         --        --           --            --          6,487
  Net loss                                --           --         --         --        --           --    (1,226,676)    (1,226,676)
                                  -----------   ----------   --------  ---------  --------  -----------  ------------   ------------
Balance, December 31, 2002         7,997,735    $ 615,248    140,306   $550,000   363,946   $1,908,088   $(5,817,067)   $(2,743,731)
                                  ===========   ==========   ========  =========  ========  ===========  ============   ============

                             The accompanying notes are an integral part of these financial statements.

                                                                 37

                                                     VISIJET, INC.
                                             (A DEVELOPMENT STAGE COMPANY)
                                               STATEMENTS OF CASH FLOWS

                                                                                                         Restated
                                                                     Years Ended December 31,         For the period
                                                                 -------------------------------     February 2, 1996
                                                                                     Restated         (inception) to
                                                                      2002             2001          December 31, 2002
                                                                 -------------     -------------     -----------------
Cash flows from operating activities:
  Net loss                                                       $ (1,226,676)       (1,475,173)     $     (5,817,067)
Adjustment to reconcile net loss to net cash
  used in operating activities:
    Depreciation                                                       13,627            70,846               288,362
    Loss from disposition of fixed assets                              48,104                --                48,104
    Non cash compensation                                               6,487                --               102,357

Changes in assets and liabilities:
    Accounts payable                                                  134,633           (41,399)              196,985
    Accrued expenses                                                 (167,805)          (16,356)                  800
    Accrued judgment                                                       --                --               129,669
    Accrued interest                                                   42,389            40,898               160,837
    Royalties payable                                                  60,000                --                60,000
    Compensation settlement agreement                                 291,651                --               700,000
                                                                 -------------     -------------     -----------------

      Net cash used in operating activities                          (797,590)       (1,421,184)           (4,129,953)
                                                                 -------------     -------------     -----------------

Cash flows from investing activities:
  Acquisition of property and equipment                                (4,633)          (47,000)             (383,909)
                                                                 -------------     -------------     -----------------

      Net cash used in investing activities                            (4,633)          (47,000)             (383,909)
                                                                 -------------     -------------     -----------------

Cash flows from financing activities:
  Advance from shareholders and related parties                       830,665           528,880             1,571,325
  Repayment of advance from shareholders and related parties          (27,482)               --               (27,482)
  Proceeds from issuance of common stock, net                              --            48,152               512,891
  Proceeds from issuance of preferred stock                                --           833,588             2,458,088
                                                                 -------------     -------------     -----------------

    Net cash provided by financing activities                         803,183         1,410,620             4,514,822
                                                                 -------------     -------------     -----------------

Net increase (decrease) in cash                                           960           (57,564)                  960

Cash, beginning of period                                                  --            57,564                    --
                                                                 -------------     -------------     -----------------

Cash, end of period                                              $        960      $         --      $            960
                                                                 =============     =============     =================

                      The accompanying notes are an integral part of these financial statements.

                                                          38

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS
-----------------------------

         VisiJet, Inc. (the Company), a California corporation in the development stage, was incorporated on February 2, 1996, to develop and distribute medical products. The Company is developing a line of surgical equipment for use in the field of ophthalmology based on waterjet technology. Potential customers include physicians, surgical centers and hospitals.

         Prior to 1999, the Company was a wholly owned subsidiary of SurgiJet, Inc. In May 1999, the Company spun its operations off from SurgiJet, Inc. SurgiJet, Inc. distributed shares of VisiJet, Inc. common stock to its shareholders. Upon the completion of this distribution, SurgiJet, Inc. had no ownership interest in VisiJet, Inc. Certain operating assets and liabilities were assumed by VisiJet, Inc. in connection with this spin-off.

         The Company is in the development stage and its efforts through December 31, 2002, have been principally devoted to organizational activities, raising capital and research and development efforts. Management intends to continue developing and testing its waterjet technologies. The Company received approval in October 2000 from the Food and Drug Administration (FDA) for one of its products. To date, the Company has not received any revenues from product sales.

         GOING CONCERN

         The Company has incurred net operating losses since inception, has generated no revenue, and has working capital and stockholders' deficits. The Company is likely to incur substantial and increasing operating losses as it continues its research and development efforts until such time, if ever, as product sales, royalties, license and development and other fees can generate sufficient revenue to fund its continuing operations. The Company's future capital requirements will depend on many factors, including but not limited to the Company's ability to successfully market its waterjet technology to third parties, overall product development costs including the cost of clinical trials and competing technological and market developments.

         MERGER

         On February 11, 2003, the Company completed its pending merger with Ponte Nossa Acquisition Corp., (`PNAC"). As a result of this transaction, the Company became a wholly owned subsidiary of PNAC. Since this transaction resulted in the shareholders of the Company acquiring control of PNAC, for financial reporting purposes the business combination was accounted for as a recapitalization of PNAC (a reverse acquisition with the Company as the accounting acquirer). Subsequently, PNAC changed its name to VisiJet, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

         RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to expense as incurred. Certain corporate overhead expenses, such as professional fees, salaries, rent and travel are allocated to research and development based on estimates made by management.

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------

         STOCK-BASED COMPENSATION

         The Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable. The Company accounts for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

         DEPRECIATION

         Depreciation of property and equipment is computed using the straight-line method over estimated useful lives ranging from three to five years.

         USE OF ESTIMATES

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         IMPAIRMENT OF LONG-LIVED ASSETS

         The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         RECLASSIFICATIONS

         Certain reclassifications have been made to the financial statements of the prior year and for the period February 2, 1996 (inception) to December 31, 2001 in order to conform to current year presentation.

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------

         INCOME TAXES

         The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, BUSINESS COMBINATIONS and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 provides guidance on the accounting for a business combination at the date a business combination is completed. The statement requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001, thereby eliminating the use of the pooling-of-interests method. The Company adopted SFAS No. 141 on July 1, 2001. The adoption did not have an effect on the financial statements. SFAS No. 142 provides guidance on how to account for goodwill and intangible assets after an acquisition is completed. The most substantive change is that goodwill will no longer be amortized but instead will be tested periodically for impairment. The Company adopted SFAS No. 142 as of the beginning of fiscal 2002 and the effect of adoption did not have an effect on the financial statements.

         In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long lived assets and the associated asset retirement costs. The Company is currently analyzing this statement and has not yet determined its impact on the financial statements. This Statement will be effective for fiscal 2003.

         In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which replaces SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Although SFAS No. 144 retains the basic requirements of SFAS No. 121 regarding when and how to measure an impairment loss, it provides additional implementation guidance. SFAS No. 144 also supercedes the provisions of APB Opinion No. 30, Reporting Results of Operations, pertaining to discontinued operations. Separate reporting of discontinued operations is still required, but SFAS No. 144 expands presentation to include a component of an entity, rather than strictly a business segment. The Company is currently analyzing this statement and has not yet determined its impact on the financial statements. This statement will be effective for fiscal 2003.

         In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, RESCISSION OF FASB STATEMENTS NO.4, 44, 64, AMENDMENT OF FASB NO. 13, AND TECHNICAL CORRECTIONS. Among other provisions, SFAS No. 145 rescinds SFAS No.4, REPORTING GAINS AND LOSSES FROM

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------

         EXTINGUISHMENT OF DEBT. Accordingly, gains or losses from extinguishment of debt shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of APB No. 30. Gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should be reclassified to income from continuing operations in all prior periods presented. This statement will be effective for fiscal 2003. The Company does not expect the adoption of SFAS 145 to have a material impact on its financial position or results of operations.

         In June 2002, the FASB issued SFAS No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activities. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. The Company elected not to adopt the provisions of SFAS No. 146 until the adoption date and since there are no planned exit or disposal activities for the periods after the adoption date, management does not believe that the adoption of SFAS No. 146 will have a material impact on the financial statements.

         The Emerging Issues Task Force "EITF" recently reached a consensus on its tentative conclusions for EITF 00-21, REVENUE ARRANGEMENTS WITH MULTIPLE DELIVERABLES. EITF 00-21 provides accounting guidance for customer solutions where delivery or performance of products, services and/or performance may occur at different points in time or over different periods of time. Companies are required to adopt this consensus for fiscal periods beginning after June 15, 2003. The Company believes the adoption of EITF 00-21 will not have a material impact on the Company's financial position, results of operations, or liquidity.

         In November 2002, FASB issued FASB Interpretation No. 45 GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies that a guarantor is required to recognize a liability for the fair value, or market value, of the obligation undertaken in issuing a guarantee at the inception of the guarantee. The provisions of FIN 45 relating to liability recognition do not apply to certain obligations such as product warranties and guarantees accounted for as derivatives. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified subsequent to December 31, 2002. The disclosure requirements of FIN 45 are effective for interim or annual financial statement periods ending after December 15, 2002. The Company does not expect the adoption of the recognition and measurement provisions of FIN 45 will have a significant impact on its financial position or results of operations.

         In December 2002, FASB issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION, TRANSITION AND DISCLOSURE ("SFAS 148"). SFAS 148 amends the disclosure requirements of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") to require prominent

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------

         disclosures in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 also amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company will commence quarterly footnote disclosure of the fair value based method of accounting for stock-based employee compensation beginning in the first quarter ending March 31, 2003. As the Company has decided not to voluntarily adopt the SFAS 123 fair value method of accounting for stock-based employee compensation, the new transition alternatives of SFAS 148 will not have a material impact on its financial position or results of operations.

         On January 17, 2003, the FASB issued FASB Financial Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST Entities which requires extensive disclosures (including disclosures that are applicable to December 31, 2002 financial statements) and will require companies to evaluate variable interest entities created after January 31, 2003 and existing entities to determine whether to apply the Interpretation's consolidation approach to them. Companies must apply the Interpretation to entities with which they are involved if the entity's equity has specified characteristics. If it is reasonably possible that a company will have a significant variable interest in a variable interest entity at the date the Interpretation's consolidation requirements become effective, the company must disclose the nature, purpose, size and activities of the variable interest entity and the consolidated enterprise's maximum exposure to loss resulting from its involvement with the variable interest entity in all financial statements issued after January 31, 2003 (as well as December 31, 2002 financial statements) regardless of when the variable interest entity was created. Since the Company has no interest in any variable interest entity, the Company believes that the adoption of this interpretation will not have a material impact on its financial position or results of operations.

NOTE 3 - PROPERTY AND EQUIPMENT
-------------------------------

         At December 31, property and equipment consist of:

                                                        2002           2001
                                                     ----------     ----------

                  Computer and test equipment        $  21,833      $ 316,207
                  Furniture and fixtures                16,067         16,067
                  Trade show equipment                  47,002         47,002
                                                     ----------     ----------
                                                        84,902        379,276
                  Less: Accumulated depreciation       (37,459)      (274,735)
                                                     ----------     ----------
                                                     $  47,443      $ 104,541
                                                     ==========     ==========

         Depreciation expense for the years ended December 31, 2002 and 2001 amounted to $13,627 and $70,846, respectively . Depreciation expense for the period from February 2, 1996 (inception) to December 31, 2002 was $288,362.

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 4 - NOTES PAYABLE - RELATED PARTIES
----------------------------------------

         PONTE NOSSA ACQUISITION CORPORATION

         During 2002, the Company entered into various loan agreements with Ponte Nossa Acquisition Corporation ("PNAC") to provide funding to facilitate transactions contemplated by the pending merger with PNAC. Principal and accrued interest on the notes are due on the earlier of
         i) the date on which the closing of the transactions of the merger agreement by and between the Company and PNAC, ii) termination of the merger agreement, iii) sale of the Company or iv) the maturity date. The notes are collateralized by a security interest in certain assets and common stock of the Company.

         At December 31, 2002, notes payable to PNAC consist of the following:
         Note payable - PNAC
             Senior secured promissory notes,
             interest at 3% per annum, due May 2003               $     236,000
         Note payable - PNAC
             Working capital note, interest at 10% per annum,
             due August 2003                                            309,752
         Note payable - PNAC
             Milestone note payable,
             interest at 10% per annum, due August 2003                  97,606
                                                                  --------------
                                                                  $     643,358
                                                                  ==============

         At December 31, 2002, accrued interest payable on the above notes is $12,354. As a result of the merger (see Note 11), these notes payable eliminate during the consolidation with PNAC.

         SURGIJET, INC.

         On October 23, 1998, in connection with a Trademark, Technology and Patent License Agreements entered into with SurgiJet, Inc., a company related through common shareholders, the Company issued a demand promissory note in the amount of $400,000 in favor of SurgiJet, Inc., in connection with the reimbursement of expenses incurred by SurgiJet in the development of the related technology. The terms of the note were amended on February 3, 2003 to establish payment requirements and to increase the interest rate to 10% per annum. Under the amended note, the first payment, in the amount of $30,000, is payable on February 11, 2003, the date of merger with PNAC. Thereafter, the note is payable in equal monthly installments of $15,000, including interest on the first of each month until paid in full. As of December 31, 2002 and 2001, no payments had been made on the note.

         Until the note is paid in full, interest on this note accrues on the unpaid principal at a variable interest rate based on the prime rate, which was 4.25% at December 31, 2002. Accrued interest on the note at December 31, 2002 and 2001, was $137,149 and $118,448, respectively.
         Pursuant the merger agreement, the loan is due and payable upon successful completion of an independent audit of the Company's 2002 financial statements. At April 24, 2003, the balances are under negotiation with the involved parties.

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 4 - NOTES PAYABLE - RELATED PARTIES (CONTINUED)
----------------------------------------

         DENTAJET, INC.

         During 2002, the Company entered into a promissory note for a principal sum of $91,000, plus interest at the rate of 10% per annum with DentaJet Inc., a Nevada corporation ("DentaJet"), related through common shareholders. DentaJet continued to provide funding in 2002 totaling an aggregate loan amount of $161,000. Loan payments were made against this note in 2002 totaling $27,482 leaving an outstanding principal balance at December 31, 2002 of $133,518. Accrued interest of $9,567 was incurred during the year bringing the outstanding balance to $143,086. Pursuant to the merger agreement, the loan is due and payable upon successful completion of an independent audit of the Company's 2002 financial statements. At April 24, 2003, the balances are under negotiation with the involved parties.

         DUE TO AND FROM AFFILIATE

         The Company shares its facility, operating equipment and personnel with SurgiJet, Inc. Rent, equipment and personnel expenditures are allocated to each entity based on the nature of the expense, current operations and square footage of the facility. Certain expenses incurred by the Company are paid for by SurgiJet, Inc. At December 31, 2001, the Company had $4,430 in notes receivable from SurgiJet, Inc. related to these expenditures.

         SHAREHOLDERS

         During 2002, the Company entered into a promissory note with Lance Doherty, a shareholder of the Company, for a principal sum of $19,000 plus interest to accrue at a rate of 10% per annum. Total accrued interest on the note is $1,767 at December 31, 2002. In addition, the Company recorded as a note payable with no interest certain expenses paid by Rex Doherty, the principal shareholder of the Company, in the amount of $2,967 due and payable as of December 31, 2002.

         FINANCIAL ENTREPRENEURS, INC. ("FEI")

         Pursuant to an agreement entered into in connection with the merger with PNAC, the Company entered into a note agreement with FEI, a significant investor of PNAC. The note is due on demand and bears no interest. The total amount due at December 31, 2002 and 2001 is $345,000. As a result of the merger, in February 2003, FEI converted the promissory note held by it into 378,997 shares of the Company's common stock at a conversion rate of $1.00 per share. There was no beneficial conversion feature on this note.

NOTE 5 - COMMITMENTS
--------------------

         OPERATING LEASES

         The Company's primary facility is leased through a property management group. Rent expense was $62,160 and 94,250 for the years ended December 31, 2002 and 2001, respectively. Rent expense for the period from February 2, 1996 (inception) to December 31, 2002 was $293,848.

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 5 - COMMITMENTS (CONTINUED)
--------------------

         The minimum annual lease payments as of December 31, 2002 are as fo1lows:

                  Year Ending December 31,

                            2003                  $    94,188
                            2004                       36,736
                                                  ------------

                                                  $   130,924
                                                  ============

NOTE 6 - CONTINGENCY
--------------------

         During 2001, judgments totaling $129,669 were entered against the Company's former parent, SurgiJet, Inc. for failure to make scheduled payments on equipment capital leases. These capital leases were transferred and assumed by the Company as of January 1, 1999. The Company provided SurgiJet, Inc with monthly payments of approximately $8,000, including interest ranging from 19% to 30%. SurgiJet, Inc. defaulted on two of the leases due to the Company's failure to make payments. The Company's management has committed to pay the judgment on SurgiJet's behalf. At December 31, 2002 and 2001, $129,669 is recorded as an accrued liability.

NOTE 7 - SHAREHOLDERS' DEFICIT
------------------------------

         COMMON STOCK - RELATED PARTIES

         The Company issued 140,000 and 1,629,430 shares of common stock to officers and directors valued at $2,800 and $32,589, respectively, for commissions and consulting services for the years ended December 31, 2002 and 2001, respectively.

         PREFERRED STOCK

         During 1998, the Company raised $500,000 from the sale of 127,550 shares of Series A Preferred Stock priced at $3.92 per share to a small group of private investors. In 1999, the Company raised an additional $50,000 from the sale of 12,756 shares of Series A Preferred Stock.

         During 1999, the Company raised $318,500 from the sale of 57,911 shares of Series B Preferred Stock priced at $5.50 per share to a small group of private investors.

         During 2000, the Company issued 147,315 shares of Series B Preferred Stock in exchange for services valued at $756,000.

         During 2001, the Company raised $833,588 (net of issuance costs) from the sale of 158,720 shares of Series B Preferred Stock priced at $5.50 per share to a small group of private investors.

         Dividends, when declared are payable at a rate of $0.196 and $0.275 per share per annum on each outstanding share of Series A and Series B Preferred Stock, respectively, payable quarterly. Such dividends are not cumulative.

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 7 - STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
---------------------------------------

         Each share of Series A and B Preferred Stock shall be convertible into Common Stock as determined by dividing $3.92 and $5.50 for each share of Series A and B Preferred Stock, respectively, surrendered for conversion. Each share of Preferred Stock will automatically be converted at the conversion price upon the earlier of a) a public offering which results in gross proceeds of at least $5,000,000, b) the consent of a majority of Preferred Stockholders.

         The Series A and B Preferred Stock have the right to one vote for each share of common stock into which they can be converted. The Series A and B Preferred Stock have certain liquidation and conversion price adjustments for certain dilutive issuances, splits and combinations and are not redeemable.

         STOCK OPTIONS

         In 1998, the Board of Directors approved the adoption of a stock option plan ("1998 Plan") pursuant to which directors, officers, key employees, consultants or associates are eligible to receive stock options for common stock as defined in the 1998 Plan. The Company is authorized to issue up to 500,000 shares of common stock under the 1998 Plan. All unexercised options terminate five years from the adoption date of the 1998 Plan.

         In 1999, the Board of Directors approved the adoption of a stock option plan ("1999 Plan") pursuant to which directors, officers, key employees, consultants, and scientific advisors and other personnel working directly with the Company are eligible to receive stock options for common stock as defined in the 1999 Plan. The Company is authorized to issue up to 796,132 shares of common stock under the 1999 Plan. All unexercised options terminate five years from the adoption date of the 1999 Plan.

         During 1999, the Company has granted 927,382 common stock options to employees and consultants. Of these grants, 927,382 stock options have been exercised at their exercise price of $0.20 per share as of December 31, 1999. The weighted average fair value of options granted during 1999 is $0.20. There were no stock options granted after 1999.

NOTE 8 - INCOME TAXES
---------------------

         The provision for income taxes consist of the following for the years ended December 31:

                                                  2002         2001
                                               ---------    ---------
                  Current:
                      Federal                  $     --     $     --
                      State                         800          800
                                               ---------    ---------
                           Total provision     $    800     $    800
                                               =========    =========

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES (CONTINUED)
---------------------

         The components of the net deferred income tax assets are as follows as of December 31:

                                                                 2002             2001
                                                             ------------     ------------
                  Deferred income tax assets:
                      Net operating loss carry forward       $ 2,398,000      $ 1,908,000
                      Other temporary timing adjustments         257,000          212,000
                                                             ------------     ------------
                                                               2,655,000        2,120,000

                  Deferred tax liability:
                      State taxes                               (191,000)        (149,000)
                                                             ------------     ------------

                  Deferred income tax asset, net before
                      Valuation allowance                      2,464,000        1,971,000
                      Less: valuation allowance               (2,464,000)      (1,971,000)
                                                             ------------     ------------

                  Deferred income tax asset, net             $        --      $        --
                                                             ============     ============

         Since 1996, the company has generated a net operating loss (NOL) of approximately $5,674,000. The total carry forward amounts are available to offset future taxable income and expire in various years through 2022. The ability to use some or all of this carryforward is limited by future events such as a failure to generate positive taxable income or a change in ownership as stated under the rules of Internal Revenue Code Section 382.

         The net deferred tax asset is primarily associated with its net operating loss carryforwards, state taxes and other timing adjustments. The Company has recorded a valuation allowance for the entire amount due to the uncertainty surrounding the likelihood of the Company generating sufficient taxable income in the future.

NOTE 9 - SETTLEMENT AGREEMENTS AND LOAN PAYABLE
-----------------------------------------------

         On November 4, 2002, the Company entered into settlement agreements with two consultants for past due consulting services. The total amounts due at December 31, 2002 and 2001 were $700,000 and $408,349, respectively.

         The amounts due related to these settlements will be payable as follows: $250,000 will be payable over one to two years at a 3.5% annual interest rate, with the remaining $450,000 convertible to shares of the merged company based upon the closing price of the merged Company's stock on the day the merger with Ponte Nossa Acquisition Corp. is completed (Note 11).

NOTE 10 - RESTATEMENT
---------------------

         During the 2002 audit, it was discovered that certain accounting matters related to the financial statements for the year ended December 31, 2001 required restatement. The Company's prior management overstated expenses in 2001 by recording $93,595 of accrued personal expense of the Company's prior management, as general and administrative and research and development

                                  VISIJET, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 10 - RESTATEMENT (CONTINUED)
---------------------

         expenses. The financial statements for the year ended December 31, 2001 have been restated to decrease operating expenses by $93,595. In addition, it was discovered that certain general and administrative expenses and research and development expenses related to the period ended December 31, 2001 were included in the financial statements for the year ended December 31, 2002. The financial statements for the year ended December 31, 2001 have been restated for this error by increasing operating expenses by $129,166. The net effect of these adjustments was to increase net loss $35,571 for the year ended December 31, 2001.

                                                   As Reported    As Restated
                                                   -----------    -----------

         General and administrative expenses       $  436,122     $  458,773
         Research and development expenses            944,745        957,665
                                                   -----------    -----------
                      Total operating expenses     $1,380,867     $1,416,438
                                                   ===========    ===========

         Net loss                                  $1,439,602     $1,475,173
                                                   ===========    ===========

NOTE 11 - SUBSEQUENT EVENTS
---------------------------

         MERGER

         On December 20, 2002, the Company entered into a Second Amended and Restated Agreement and Plan of Merger with Ponte Nossa Acquisition Corp., ("PNAC") a Delaware corporation, for the merger of the two companies into a single company. The merger was consummated as a reverse merger on February 11, 2003.

         Under the terms of the agreement and Plan of Merger, 12,128,491 shares of PNAC common stock were issued to the shareholders of the Company. In addition, warrants to purchase an additional 4,528,481 shares or common stock were issued to certain investors for cash concurrently with the consummation of the merger.

         As a result of this transaction, the Company became a wholly owned subsidiary of PNAC. The transaction resulted in the shareholders of the Company acquiring control of PNAC. For financial reporting purposes, the business combination was accounted for as a recapitalization of the PNAC (a reverse acquisition with the Company as the accounting acquirer), whereby PNAC changed its name to VisiJet, Inc.

         LITIGATION

         On February 5, 2003, a claim was filed against the Company by an outside consultant stating that the consultant is entitled to a commission arising out of the merger between PNAC and the Company. The complaint alleges that the plaintiff is entitled to 105,000 shares of the Company's common stock. The Company denies the material allegations of the complaint and plans to vigorously contest the action.

                                       UNAUDITED CONSOLIDATED FINACIAL STATEMENTS

                             FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2003

                                                     VISIJET, INC.
                                             (A DEVELOPMENT STAGE COMPANY)
                                                     BALANCE SHEET

                                                                                      September 30,       December 31,
                                                                                          2003                2002
                                                                                      --------------     --------------
                                                                                       (Unaudited)         (Audited)
ASSETS

Current assets:
       Cash and cash equivalents                                                      $     119,904      $         960
       Prepaid expenses                                                                     104,667                 --
                                                                                      --------------     --------------
            Total current assets                                                            224,571                960

       Property and equipment, net                                                           98,885             47,443
                                                                                      --------------     --------------
            Total assets                                                              $     323,456      $      48,403
                                                                                      =============      =============

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
       Accounts payable                                                               $     725,239      $     196,985
       Compensation settlement agreement - current portion                                  111,043            595,833
       Accrued interest                                                                     106,043            160,837
       Accrued expenses                                                                     130,469            130,469
       Royalty payable (see note 4)                                                          45,000             60,000
       Notes payable to related parties (see note 4)                                        617,265          1,543,843
       Notes payable - current portion (see note 4)                                          37,061                 --
                                                                                      --------------     --------------
            Total current liabilities                                                     1,772,120          2,687,967

       Compensation settlement agreement, net of current portion                             36,872            104,167
       Notes payable to related parties, net of current portion (see note 4)                 88,384                 --
                                                                                      --------------     --------------
            Total liabilities                                                             1,897,376          2,792,134
                                                                                      --------------     --------------

Shareholders' deficit:
       Common stock, 50,000,000 shares authorized, $.001 par value,
            21,087,670 shares issued and outstanding as of September 30, 2003,               21,088            615,248
            and 7,997,735 shares issued and outstanding as of December 31, 2002
       Preferred stock, no par; 5,000,000 shares authorized;
            140,306 Series A shares issued and outstanding as of December 31,2002                --            550,000
            636,364 Series B shares authorized; 363,946 shares issued and
            outstanding as of December 31, 2002                                                  --          1,908,088
       Additional paid in capital                                                         7,108,148
       Deficit accumulated during development stage                                      (8,703,156)        (5,817,067)
                                                                                      --------------     --------------
            Shareholders' deficit                                                        (1,573,920)        (2,743,731)

                                                                                      --------------     --------------
Total liabilities and stockholders' deficit                                           $     323,456      $      48,403
                                                                                      ==============     ==============

                      The accompanying notes are an integral part of these financial statements.

                                                          50

                                                            VISIJET, INC.
                                                    (A DEVELOPMENT STAGE COMPANY)
                                                      STATEMENTS OF OPERATIONS
                                                             (UNAUDITED)

                                                                                                                     For the period
                                                   Three months    Three months      Nine months      Nine months   February 2, 1996
                                                      ended            ended            ended            ended       (inception) to
                                                  Sept 30, 2003    Sept 30, 2002    Sept 30, 2003    Sept 30, 2002    Sept 30, 2003
                                                  --------------   --------------   --------------   --------------   --------------
Interest income                                   $          --    $          --    $         455    $          --    $         455
                                                  --------------   --------------   --------------   --------------   --------------

Operating expenses:
       General and administrative expenses              680,639          186,551        2,054,912          452,029        3,887,044
       Research & development expenses                  559,098           67,022          876,878          296,896        4,478,628
                                                  --------------   --------------   --------------   --------------   --------------
            Total operating expenses                  1,239,737          253,573        2,931,790          748,925        8,365,672
                                                  --------------   --------------   --------------   --------------   --------------

Loss from operations                                 (1,239,737)        (253,573)      (2,931,335)        (748,925)      (8,365,217)

Other expense:
       Interest expense                                  (5,944)         (21,940)         (45,058)         (62,638)        (353,055)
       Gain on Debt Restructure                          90,303               --           90,303               --           90,303
       Loss on judgment                                      --               --               --               --          (21,483)
       Loss on disposal of assets                            --               --               --               --          (48,104)
                                                  --------------   --------------   --------------   --------------   --------------
            Total other expense                          84,359          (21,940)          45,245          (62,638)        (332,339)
                                                  --------------   --------------   --------------   --------------   --------------

Loss before provision for taxes                      (1,155,378)        (275,513)      (2,886,090)        (811,563)      (8,697,556)
Provision for Income taxes                                   --               --               --               --            5,600
                                                  --------------   --------------   --------------   --------------   --------------
Net loss                                          $  (1,155,378)   $    (275,513)   $  (2,886,090)   $    (811,563)   $  (8,703,156)
                                                  ==============   ==============   ==============   ==============   ==============

Net loss per common share - basic and diluted     $       (0.56)   $       (0.04)   $      (0.154)   $       (0.10)

Basic and diluted weighted average
  number of common shares outstanding                20,468,856        7,817,735       18,707,993        7,776,423

                             The accompanying notes are an integral part of these financial statements

                                                                 51

                                                          VISIJET, INC.
                                                  (A DEVELOPMENT STAGE COMPANY)
                                                    STATEMENTS OF CASH FLOWS
                                                           (UNAUDITED)

                                                                                                                For the period
                                                                        Nine months          Nine months       February 2, 1996
                                                                           ended                ended           (inception) to
                                                                       September 30,        September 30,        September 30,
                                                                            2003                 2002                 2003
                                                                      ----------------     ----------------     ----------------
Cash flows from operating activities
      Net loss                                                        $    (2,886,090)     $      (811,563)     $    (8,703,156)
Adjustment to reconcile net loss to net
  cash used by operating activities:
Depreciation                                                                   13,992               32,795              219,313
Loss from disposal of fixed assets                                                 --                9,813               48,104
Common stock issued for finders fees                                            1,201                   --              103,558
     Gain from Debt Restructure                                               (90,303)                  --              (90,303)
Changes in assets and liabilities:
     Prepaid expenses                                                        (104,667)                  --             (104,667)
     Accounts payable and other accrued expenses                              528,254               18,380              725,239
     Income taxes payable                                                          --                   --                  800
     Compensation settlement agreement                                       (102,085)             190,623              147,915
     Royalties payable                                                        (15,000)                  --               45,000
     Accrued judgment                                                              --                   --              129,669
     Accrued interest                                                          36,922              (84,001)             197,759
                                                                      ----------------     ----------------     ----------------
Net cash used by operating activities                                      (2,617,776)            (643,953)          (7,280,769)
                                                                      ----------------     ----------------     ----------------

Cash flows from investing activities
    Acquisition of property and equipment                                     (65,434)              (4,633)            (387,944)
                                                                      ----------------     ----------------     ----------------

Net cash used in investing activities                                         (65,434)              (4,633)            (387,944)
                                                                      ----------------     ----------------     ----------------

Cash flows from financing activities
    Advance from related party                                                231,725              303,751            1,823,022
    Repayment of advances from related parties                               (166,156)             (27,482)            (193,638)
    Proceeds from issuance of common stock, net                             2,641,881              377,119            3,606,442
    Proceeds from issuance and conversion of preferred stock, net                  --                   --            2,458,088
    Cash acquired in reverse merger                                            30,693                   --               30,693
    Interest converted to equity                                               33,997                   --               33,997
    Merger adjustments to notes payable                                        30,013                   --               30,013
                                                                      ----------------     ----------------     ----------------
Net cash provided by financing activities                                   2,802,153              653,388            7,788,617
                                                                      ----------------     ----------------     ----------------

Net increase in cash                                                          118,943                4,802              119,904

Cash and cash equivalents, beginning of period                                    960               (3,781)                  --
                                                                      ----------------     ----------------     ----------------
Cash and cash equivalents, end of period                              $       119,903      $         1,021      $       119,904
                                                                      ================     ================     ================

Supplemental disclosures of cash flow information
Conversion of Debt to Equity                                                1,398,677
Conversion of Series A preferred stock to common stock                        550,000
Conversion of Series B preferred stock to common stock                      1,908,088
Fair value of net liabilities assumed at date of reverse merger               189,458

                           The accompanying notes are an integral part of these financial statements

                                                               52

                                 VisiJet, Inc.
                         (A development stage company)
                         Notes to financial statements

NOTE 1 - NATURE OF OPERATIONS

FORWARD LOOKING STATEMENTS

         This report contains forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this report, the words "believe," "plan," "expect," "anticipate," "estimate," "intends," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We caution potential investors not to place undue reliance on any such forward-looking statements, all of which speak only as of the date made.

BASIS OF PRESENTATION

         The accompanying financial statements are unaudited and do not include certain information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary to present fairly VisiJet, Inc.'s ("the Company") financial position and results of operations, have been included. These interim financial statements should be read in conjunction with the financial statements and related notes for the year ended December 31, 2002 included in Amendment #2 to the Company's report on Form 8-K, filed on February 9, 2004. Results for interim periods are not necessarily indicative of trends or of results for a full year.

BACKGROUND

         VisiJet, Inc. develops and markets surgical devices for the field of ophthalmology. Its initial products are based on the application of waterjet technology to LASIK and cataract surgery. Potential customers include physicians, surgical centers and hospitals.

         VisiJet's predecessor ("Old VisiJet") was incorporated on February 2, 1996, to develop and distribute medical products.

         In 1998, Old VisiJet, then a wholly owned subsidiary of SurgiJet, Inc. was spun off from SurgiJet, Inc. and SurgiJet, Inc. distributed the shares of Old Visijet common stock to its shareholders. Upon the completion of this distribution, SurgiJet, Inc. had no further ownership interest in Old Visijet. Certain operating assets and liabilities were assumed by Old Visijet in connection with this spin-off.

         In December 2002 Old VisiJet entered into a merger agreement with Ponte Nossa Acquisition Corp., a Delaware corporation that had been incorporated as a blank check company in 1997. The agreement called for the merger of the two companies into a single company through the merger of an acquisition subsidiary,

VisiJet Acquisition Corporation, into Old VisiJet. The merger was consummated on February 11, 2003, and immediately thereafter, Old VisiJet was merged into Ponte Nossa Acquisition Corp., and the surviving company's name was changed to "VisiJet, Inc."

         Under the terms of the Merger Agreement, 8,600,000 shares of the Company's Common Stock were issued to the shareholders of Old Visijet. Also, 3,528,481 shares of Common Stock, and warrants to purchase an additional 4,528,481 shares of Common Stock, were issued to certain investors for cash concurrently with the consummation of the merger. Since this transaction resulted in the shareholders of Old VisiJet acquiring a majority of the outstanding shares of the Company, for financial reporting purposes the business combination was accounted for as a reverse acquisition (i.e. a recapitalization in which Old VisiJet is treated as the acquiror for financial accounting purposes). As a result of the merger, the Company is continuing the business of Old Visijet. Reference is made to the Company's Report on Form 8-K dated February 11, 2003, as amended on April 23, 2003, and the Exhibits thereto.

         The amounts reflected in the statement of operations and statement of cash flows for the period ended September 30, 2003 have been restated to account for the merger transactions between Ponte Nossa and VisiJet, Inc. that occurred on February 11, 2003, as a reverse acquisition. The restated amounts, accounting for the transaction as a reverse merger, reflect the operations and cash flows of Old VisiJet and those of Ponte Nossa as if the acquisition had occurred during the first business day of the operating period reported.

GOING CONCERN

         The Company has incurred net operating losses since inception, has generated no revenue, and has working capital and shareholders' equity deficits. The Company is likely to incur substantial operating losses as it continues its research and development efforts until such time, if ever, as product sales, royalties, license and other fees can generate sufficient revenue to fund its continuing operations. The ability of the Company to continue as a going concern is dependent on obtaining additional capital and financing until it is operating at a profitable level. The Company intends to seek additional capital through debt or equity offerings. There can be no assurance that any of these fundings will be consummated in the necessary time frames needed for continuing operations on terms favorable to the Company. If adequate funds are not available in the future, the Company will be required to significantly curtail its operating plans. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to expense as incurred. Certain corporate overhead expenses, such as professional fees, salaries, rent and travel are allocated to research and development based on estimates made by management.

DEPRECIATION

         Depreciation of property and equipment is computed using the straight-line method over estimated useful lives ranging from three to five years.

USE OF ESTIMATES

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist primarily of cash, prepaid expenses, accounts payable, and notes payable. The Company believes the fair value of financial instruments approximate book value as of September 30, 2003.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In December 2002, FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation, Transition and Disclosure" ("SFAS 148"). SFAS 148 amends the disclosure requirements of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") to require prominent disclosures in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 also amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company will commence quarterly footnote disclosure of the fair value based method of accounting for stock-based employee compensation beginning at such time that a plan for such compensation is implemented. As the Company has decided not to voluntarily adopt the SFAS 123 fair value method of accounting for stock-based employee compensation, the new transition alternatives of SFAS 148 will not have a material impact on its financial position or results of operations.

NOTE 3 - PROPERTY AND EQUIPMENT

         At September 30, 2003, property and equipment consist of:

           Computer and test equipment                            $    47,651
           Furniture and fixtures                                      48,744
           Trade show equipment                                        47,002
           Assets under construction                                    6,938
                                                                  ------------
                                                                      150,335
           Less: Accumulated depreciation                             (51,450)
                                                                  ------------
                                                                  $    98,885
                                                                  ============

         Depreciation expense for the nine months ended September 30, 2003 amounted to $13,992 and amounted to $219,313 between inception and September 30, 2003. Assets under construction are comprised of tooling equipment for Hydrokeratome production.

NOTE 4 - NOTES PAYABLE

OTHER

         Three individuals who performed services for the Company accepted promissory notes for those services. As of September 30, 2003, the aggregate principal amount outstanding for these notes was $37,061. Accrued interest on these notes totaled $1,712 at September 30, 2003.

ROYALTY PAYABLE

         During October 1998, the Company entered into certain Trademark, Technology and Patent License Agreements with SurgiJet, Inc. for the exclusive rights to pursue development, regulatory approval, and manufacture of waterjet technologies in the ocular filed. These agreements require minimum payments of $60,000 and royalties earned on Net Sales as follows: 7% of the Net Sales until such time as cumulative Net Sales have equaled $400 million over the term of this Agreement and 5% of Net Sales thereafter, all for such period of time equal to the duration of the license contemplated under this Agreement. All Running Royalties shall be paid by the Company on or before 45 days after March 31st, June 30th, September 30th and December 31st of each calendar year.

         The Company incurred $60,000 in royalty expenses for the year ended December 31, 2002 and has accrued $45,000 as of September 30, 2003.

SHAREHOLDERS

         During 2002, Old Visijet entered into a promissory note with Lance Doherty, a shareholder of Old Visijet, for a principal sum of $19,000, plus interest to accrue at a rate of 10% per annum. Total accrued interest on the note is $5,253 at September 30, 2003. Pursuant to the merger agreement, the loan is due and payable upon successful completion of an independent audit of Old VisiJet's 2002 financial statements, verifying the amount due. The actual amount due to Mr. Doherty is currently the subject of negotiation with the involved parties.

         In addition, the Company recorded as a liability certain expenses paid by Rex Doherty in the amount of $2,967 plus interest accrued at a rate of 10% per annum. Total accrued interest as of September 30, 2003 was $218. The actual amount due to Mr. Doherty is currently the subject of negotiation with the involved parties.

FINANCIAL ENTREPRENEURS, INC. ("FEI")

         Pursuant to an agreement entered into in connection with the merger, the Company entered into a note agreement with FEI, a significant shareholder of the Company. The note is due on demand and bears no interest. The total amount due at December 31, 2002 was $345,000. At the time of the merger, FEI converted the promissory note held by it into 378,997 shares of the Company's common stock at a conversion rate of $1.00 per share. There was no beneficial conversion feature on this note.

         FEI also funded certain expenditures of the Company prior to the acquisition period. The Company entered into a promissory note agreement with FEI on April 14, 2002 for such loan amounts, bearing an interest rate of 7.5% per annum. As of September 30, 2003, the aggregate loan amount was $193,163 and accrued interest was $23,365.

SURGIJET, INC.

         On October 23, 1998, Old Visijet issued a demand promissory note in the amount of $400,000 in favor of SurgiJet, Inc., a company then related through common shareholders. Interest accrued on the unpaid principal at a variable interest rate based on the prime rate totaling $139,955 on February 11, 2003. A replacement note was executed on February 11, 2003 to establish payment requirements and to increase the interest rate to 10% per annum. Under the new note, both the payment schedule and interest rate were modified which resulted in $449,652 of combined debt and interest payable. The first payment of $30,000 was due on February 11, 2003 with equal monthly installments of %15,000, including interest on the first of each month, until paid in full. As a result of the modifications from the replacement note, the Company recorded a $90,303 gain on the difference between the total interest expense on the new note of $49,652 and the total accrued interest of $139,955 from the old note. The Company will continue to amortize the remaining $49,652 of accrued interest expense as payments are made on the note. At September 30, 2003 the principal on this note was $355,000 as a result of payments made as described above. A portion of these notes, $88,384, is classified as long-term debt.

         The validity of the underlying note, as well as the replacement note, is disputed by the Company, which has commenced negotiations with SurgiJet, Inc. on the disposition of the matter.

DENTAJET, INC.

         During 2002, Old Visijet entered into a promissory note for a principal sum of $91,000, plus interest at the rate of 10% per annum with DentaJet Inc., a Nevada corporation ("DentaJet"), then related through common shareholders.

         DentaJet continued to provide funding in 2003 and 2002 of $2,000 and $70,000, respectively, totaling an aggregate loan amount of $163,000. Loan payments were made against this note in 2002 totaling $27,482 leaving an outstanding principal balance at September 30, 2003 of $135,518. Accrued interest on this note totaled $20,710 at September 30, 2003. Pursuant to the merger agreement, the loan is due and payable upon successful completion of an independent audit of Old VisiJet's 2002 financial statements, verifying the amount due. The actual amount due to DentaJet is currently the subject of negotiation with the involved parties.

NOTE 5 - COMMITMENTS

OPERATING LEASES

         The Company's primary facility is leased through a property management group. Rent expense was $59,597 for the nine months ended September 30, 2003.

         On April 20, 2003, the Company expanded its facility to include an area in the proximity to the rear of the building, increasing the leased area to approximately 5,127 square feet. The Company moved its administrative staff to this area, freeing up space in its existing facility to house R&D and operations. Monthly rent increased by $2,420, for a total of $7,600 per month. Rent amounts include common area charges.

         On May 12, 2003 the Company entered into a 5 year lease agreement for a copy machine with monthly payments of $264.

NOTE 6 - SHAREHOLDERS' EQUITY

         On February 11, 2003, as a result of the merger with Old Visijet, 12,128,481 shares of the Company's common stock were issued in exchange for all the shares of Old VisiJet's common stock, including shares of Series A and B Preferred Stock that were converted into common stock immediately prior to the merger. In addition, warrants to purchase an additional 4,528,481 shares of common stock were issued to certain investors concurrently with the consummation of the merger.

         Pursuant to an agreement entered into in connection with the merger, FEI converted a promissory note held by it into 378,997 shares of common stock at a conversion rate of $1.00 per share. Also, FEI agreed to cancel 7,957,000 shares of the Company's common stock owned by it, and the Company issued FEI a five year warrant to purchase 1,500,000 shares of common stock at an initial exercise price of $5.00 per share. Also, pursuant to the same agreement, the Company issued to Laurence M. Schreiber, its Secretary, Treasurer and Chief Operating Officer, a five-year warrant to purchase 25,000 shares of its common stock at an exercise price of $3.00 per share, and issued to Thomas F. DiMele, its former President, a five year warrant to purchase 25,000 shares of its common stock at an exercise price of $3.00 per share.

         In February 2003, the Company issued 211,267 shares of common stock to Randal A. Bailey, its President and Chief Executive Officer, and Larry L. Hood, its Chief Engineer, in satisfaction of unpaid salary. See Note 7 below for further details.

         During the post-merger period of the quarter ending March 31, 2003, private placements by the Company raised $1,016,000 net of offering expenses and the investors received 2,104,511 shares of common stock and five year warrants to purchase 2,104,511 shares of common stock at varying prices ranging from $2.50 to $3.25 per share depending upon date of issuance. The number of shares issuable and the exercise price of the warrants may be subject to adjustment to reflect changes in the market price of the common stock during the offering period.

         During the quarter ended June 30, 2003 the Company completed private placement offerings with several investors. The private placements raised $725,000 net of offering expenses, and the investors received 758,333 shares of common stock and five year warrants to purchase 758,333 shares of common stock at varying prices ranging from $2.25 to $3.25 per share, depending upon date of issuance. The number of shares issuable and the exercise price of the warrants may be subject to adjustment to reflect changes in the market price of the common stock during the offering period.

         On June 1, 2003, the Company adjusted prior private placements that were placed at rates higher than $1.00 per share for common stock and greater than $2.25 per warrant based on the average market price preceding those placements. This adjustment affected seven investors, resulting in an additional 182,500 shares purchased through private placements during 2003 and an additional 182,500 warrants priced at $2.25. If this change had occurred during the quarter ended March 31, 2003, the basic and diluted weighted average shares would have increased to 14,236,714 from 14,171,631 or an increase of 65,083 shares. This change in stock ownership did not materially impact the earnings per share for first quarter 2003.

         During the quarter ended September 30, 2003, the Company completed private placement offerings with several investors netting $900,880 for 932,500 shares of common stock and five year warrants to purchase 932,500 shares of common stock at an exercise price of $2.25 per share. The number of shares issuable and the exercise price of the warrants may be subject to adjustment to reflect changes in the market price of the common stock during the offering period.

         For the nine months ended September 30, 2003, private placements raised $2,641,881 net of offering expenses, which includes $564,000 provided by private venture capital investors completing their initial round of financing of $1,125,000. The private placements received 2,205,000 shares of common stock and five year warrants to purchase 2,205,000 shares of common stock at an exercise price of $2.25. The investors received 3,528,480 shares of common stock and five year warrants to purchase 4,528,480 shares of common stock at an exercise price $1.00 per share increasing by $0.50 per year. The number of shares issuable and the exercise price of the warrants may be subject to adjustment to reflect changes in the market price of the common stock during the offering period.

NOTE 7 - COMPENSATION SETTLEMENT AGREEMENTS

         On November 4, 2002, Old Visijet entered into agreements with Randal A. Bailey, its President and Chief Executive Officer, and Larry Hood, its Director of Engineering, to pay for consulting services previously rendered by them. The total amount due related to these agreements at November 4, 2002 was $700,000, and is to be paid as follows: $250,000 is payable over one to two years in installments, at a 3.5% annual interest rate, and the remaining $450,000 was converted into 211,267 shares of common stock of the Company, effective on the date of the merger. At September 30, 2003, the balance on these notes was $147,915, including $5,132 of accrued interest. A portion of these notes, $36,872, is classified as long-term debt.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     The certificate of incorporation and the by-laws of the registrant provide that the registrant shall indemnify its officers, directors and certain others to the maximum extent permitted by the General Corporation Law of the State of Delaware.

     Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative) other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The General Corporation Law does not allow for the elimination or limitation of liability of a director: (i) for any breach of a director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) arising under Section 174 thereof; or (iv) for any transaction from which the director derived an improper personal benefit. The General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

     In addition, pursuant to our certificate of incorporation and by-laws, we shall indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

       SEC registration fee                              $    2,591
       Printing and duplication expenses                 $    2,000
       Legal fees and expenses                           $   25,000
         Accounting Fees                                 $   15,000
         Miscellaneous                                   $    1,409
                                                         -----------
TOTAL                                                    $   46,000
                                                         ============

Item 26.  Recent Sales of Unregistered Securities.

     The securities of the Company that were issued by it within the past three years and were not registered with the SEC are described below.

     In April 2002, the Company issued 300,000 shares of restricted Common stock to an investor in consideration for the investor's cancellation of an outstanding warrant to purchase 5,500,000 shares of the Company's Common Stock for an exercise price of $100,000.

     In May 2002, the Company issued 135,000 shares of restricted Common Stock, and a five-year warrant to purchase an additional 135,000 shares of Common Stock at an exercise price of $2.50 per share, to a single private investor. The purchase price was $150,000.

     In August 2002, the Company issued an additional 100,000 shares of restricted Common Stock, and a five year warrant to purchase an additional 100,000 shares of Common Stock, at an exercise price of $2.50 per share, to a single private investor. The purchase price was $100,000.

     The Company believes that the foregoing transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and Regulation D thereunder.

     In February 2003 the Company issued 12,128,481 shares of Common Stock to 217 persons upon the acquisition of its predecessor, VisiJet, Inc. through a statutory merger. The Company believes the transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 3(a)(10) thereof.

     During 2003 the Company received gross proceeds of $4,575,000 from the sale of 5,749,987 shares and warrants to purchase 6,249,986 shares of Common Stock to 47 private investors. The Company believes that the transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and Regulation D thereunder.

Item 27.  Exhibits.

Exhibit No.   Exhibit Description
-----------   -------------------

   2.1 Second Amended and Restated Agreement and Plan of Merger, dated December 20, 2002 among Ponte Nossa Acquisition Corp., VisiJet, Inc., and VisiJet Acquisition Corporation (1)

   2.2 Amendment No. 1, dated January 15, 2003, to Second Amended and Restated Agreement and Plan of Merger (3)

   3.1 Restated Certificate of Incorporation of the Company (filed herewith)

   3.3        Agreement of Merger, filed February 11, 2003 (3)

   3.4        Certificate of Ownership and Merger, filed February 12, 2003 (3)

   3.5        Amended and Restated Bylaws (3)

   5.1        Opinion of Haddan & Zepfel LLP (filed herewith)

   10.1 Patent License Agreement between SurgiJet, Inc. and VisiJet, Inc., dated October 23, 1998 (3)

   10.2       Amendment No. 1 to Patent License Agreement, dated November 6,
              2002 (4)

   10.3 Technology License Agreement between SurgiJet, Inc. and VisiJet, Inc., dated October 23, 1998 (3)

   10.4 Amendment No. 1 to Technology License Agreement, dated November 6, 2002 (4)

   10.5 Trademark License Agreement between SurgiJet, Inc. and VisiJet, Inc., dated October 23, 1998 (3)

   10.6       Amendment No. 1 to Trademark License Agreement, dated November 6,
              2002 (4)

   10.7       Warrant, dated February 11, 2003, issued to PCL Associates (3)

   10.8       Warrant, dated February 11, 2003, issued to David E. Eisenberg
              Trust (3)

   10.9       Warrant, dated February 11, 2003, issued to Laurence Schreiber (3)

   10.10 Warrant, dated February 11, 2003, issued to Financial Entrepreneurs Incorporated (3)

   10.11 Stock Purchase Agreement, dated January 9, 2004, between the Company and SBI Brightline II, LLC

   10.12 Stock Purchase Agreement, dated January 9, 2004, between the Company and Trilogy Investment Fund I LLC

   23.1       Consent of Peterson & Co. LLP, Certified Public Accountants

   23.2       Consent of Haddan & Zepfel LLP (included in Exhibit 5.1)

____________
   (1) Incorporated by reference from Report on Form 8-K of the Company, filed on January 7, 2003

   (2) Incorporated by reference from Registration Statement on Form 10-SB of the Company, filed on March 22, 1999

   (3) Incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002

   (4) Incorporated by reference from Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003

Item 28. Undertakings.

     The undersigned registrant hereby undertakes that:

     (1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

     (3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 5, 2004.

VISIJET, INC.

By:   /s/  Randal A. Bailey
   ----------------------------------------
      Randal A. Bailey,
      President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randal A. Bailey his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post- effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                   Title                               Date
---------                   -----                               ----

/s/ Randal A. Bailey        President and a Director            February 5, 2004
-------------------------   (Principal Executive Officer)
Randal A. Bailey

/s/ Laurence M. Schreiber   Vice President, CFO and a Director  February 5, 2004
-------------------------   (Principal Financial and
Laurence M. Schreiber       Accounting Officer)

Directors:

/s/ Richard H. Keates       Chairman of the Board of Directors  February 6, 2004
-------------------------
Richard H. Keates

/s/ Adam Krupp              Director                            February 6, 2004
-------------------------
Adam Krupp

/s/ Norman Schwartz         Director                            February 5, 2004
-------------------------
Norman Schwartz